               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 10/A




                          AMENDMENT NO. 3








           General Form for Registration of Securities
               Pursuant to Section 12(b) or (g) of
               the Securities Exchange Act of 1934



                     METEOR INDUSTRIES, INC.
      (Exact Name of Registrant as Specified in its Charter)



          Colorado                                    84-1236619
(State or Other Jurisdiction of        (I.R.S. Employer Identification Number)
Incorporation or Organization)



     216 Sixteenth Street, Suite 730, Denver, Colorado  80202
   (Address of Principal Executive Offices, Including Zip Code)


                          (303) 572-1135
       (Registrant's Telephone Number, Including Area Code)






Securities to be Registered Pursuant to Section 12(b) of the Act:  None

Securities to be Registered Pursuant to Section 12(g) of the Act:

                  Common Stock, $.001 Par Value

ITEM 1.  BUSINESS.

GENERAL DEVELOPMENT OF BUSINESS

     Meteor Industries, Inc. ("Meteor" or the "Company") was incorporated in Colorado on December 22, 1992, to purchase all the outstanding common stock of Graves Oil & Butane Co., Inc. ("Graves"). The two companies and Graves' then sole shareholder ("Seller") entered into a Purchase Agreement on June 23, 1993 and finalized the purchase on September 28, 1993. The purchase price for the common stock was $4,100,000, which was paid $1,750,000 in the form of cash to Seller and the discharge of certain of his obligations at closing and $2,350,000 in the form of a promissory note payable over the following four years. The Seller also retained preferred stock in Graves with a redemption value of $3,543,500 plus accrued dividends to be redeemed subsequent to September 15, 2000, if not earlier converted into common stock.

     In January 1994, the Company completed an initial public offering of 200,000 shares of its Common Stock pursuant to Regulation A under the Securities Act of 1933. The net proceeds of this offering to the Company was approximately $800,000.

     On June 12, 1995, Meteor purchased all of the outstanding shares of Hillger Oil Company ("Hillger") headquartered in Las Cruces, New Mexico. This acquisition has doubled Meteor's gasoline sales and improved cash flows. Hillger operates seven convenience stores and supplies twenty-seven branded dealers in New Mexico. Graves operates six retail sites and supplies thirty-eight branded dealers. In connection with the acquisition of Hillger, Meteor sold 365,000 shares of its common stock for $730,000 in cash and borrowed $875,000 from Norwest Business Credit, Inc. Meteor is implementing plans for further expansion in New Mexico. Through a joint venture, Meteor intends to build a new convenience store in the Albuquerque, New Mexico metropolitan area.

     In June 1995, the Company declared an 8% stock dividend to the shareholders of record as of June 30, 1995.

     In October 1995, the Company formed Pyramid Stores, Inc. ("Pyramid"), a Colorado corporation, as a wholly owned subsidiary to hold the stock of Graves and Hillger and operate those companies separately from the Company's other activities. Pyramid's personnel will focus their efforts and Pyramid's resources on the distribution and marketing of fuel and related products.

     In November 1995, the Company issued 1,745,000 shares of its Common Stock in exchange for all of the outstanding stock of Capco Resources, Inc. ("CRI"), a Delaware corporation. The shares of the Company's Common Stock issued in this transaction, which represent approximately 58% of the shares now outstanding, were issued to a U.S. subsidiary of Capco Resources Ltd. ("Capco"), an Alberta corporation, which is listed on the Alberta Stock Exchange. As a result of this transaction, there was a change in control of the Company and one of the Company's three directors was replaced by a Capco representative, Ilyas Chaudhary. Accordingly, the transaction has been considered a reverse acquisition for accounting purposes and the assets of Meteor, including the assets of Graves and Hillger have been revalued to their fair value at the date of the transaction. The major assets of CRI include:
(i) an interest in Saba Power Company Ltd., which is involved in the development of a power plant in Pakistan; (ii) all of the stock of Capco Analytical Services, Inc., a California environmental services firm; and (iii) a $1,516,000 promissory note from Saba Petroleum Company and other miscellaneous assets.
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     Mr. Ilyas Chaudhary is the majority owner of Capco which is the majority owner of Saba Petroleum Company and Meteor. CRI personnel intend to focus their efforts on the financing of Saba Power Company Ltd. and to pursue other international power projects. However, CRI has no full-time employees or capital resources to devote to such efforts, and as a result such efforts will be limited to CRI's management looking for potential opportunities and presenting the opportunity to potential partners to co-develop.

     The Company's headquarters are located at 216 Sixteenth Street, Suite 730, Denver, Colorado 80202, and its telephone number is (303) 572-1135.

SABA POWER COMPANY LTD.

     Saba Power Company Ltd. ("Saba Power") is a limited liability corporation in Pakistan which was established in early 1995 to pursue development of a power plant project in Pakistan. The Government of Pakistan recognized all of the owners of Saba Power when it accepted the financing documents to which CRI is a party. CRI has an interst in Saba Power, which has a power plant project 40 miles from Lahore, Pakistan. Its venture partner is Cogen Technologies of Houston, Texas ("Cogen"). Estimated costs for the 115 megawatt plant are approximately $144,000,000. The project received a Letter of Support dated September 18, 1994, and an acknowledgment of financial closing on April 3, 1996, from the Ministry of Water & Power of the Government of Pakistan. All documentation relating to the project's permanent debt financing was approved in May of 1996 and all documentation relating to the construction financing is expected to be signed in August of 1996. Construction of the project is expected to be commenced by September of 1996 and completed in late 1998. However, these dates are tentative and subject to various potential events beyond the control of the venture partners.

     The Pakistan power project will not provide any significant cash flow to the Company for approximately three to four years and the Company's cash flow from the project is limited to its percentage ownership in Saba Power.

     The economic growth in Pakistan combined with the constraints on the public sector budget has led to a significant shortfall in the electric power supply in Pakistan. The current total installed capacity of the country is approximately 10,800 megawatts ("MW") for a population of 135 million people. With electricity being available to only 40% of the population, and the annual demand growing at 8% to 10% per year, the situation represents a high degree of additional suppressed demand. Approximately 35% of existing power generation in the public sector is based on hydro-electric power which varies significantly over the year. At peak times in the dry season which lasts for 4-5 months, the shortfall reaches as much as 2,500 MW. In recognition of this situation, the Government of Pakistan embarked on a program to solicit private investment in the electric sector approximately 7 years ago. Over the years, successive governments have strengthened the private power policy in many ways. In early 1994, the present government codified all these developments and issued a new Policy Framework for Private Power which brought significant response from investors and developers around the world. The Government of Pakistan then issued approvals to a limited number of projects including the Saba Power project.

     Saba Power has executed an agreement to sell all capacity and energy from the project under a 30 year power purchase agreement to the Pakistan Water and Power Development Authority. A fuel supply agreement has been executed with the Pakistan State Oil Company and an implementation agreement has been executed with the Government of Pakistan.

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     The facility is being developed by Cogen, a privately held independent power developer based in Houston. Cogen is the largest privately held power generation company in the United States with approximately 1,500 MW of net electric generation capacity under ownership from six operating plants and over 3,000 MW of new projects in development in the United States, Latin America and Asia. It is also among the 10 largest non-utility electric generators worldwide.

     Construction operations and maintenance of the facility has been contracted for through internationally recognized contractors. Such activities will be overseen by Cogen. The plant will use a conventional oil burning steam generator and is designed to meet environmental emissions criteria in accordance with World Bank standards.

     The project is currently located approximately 3 miles before the town of Farouqabad just off the Sheikhupura - Sargodha road, which is a local highway branching off the main north-south national highway in the province of Punjab. This site is approximately 40 miles west of the city of Lahore and approximately 7 miles west of the city of Sheikhupura. The site is bounded by the rail tracks on the north, a drainage channel on the east, a 132 kilovolt transmission line on the south and partially cultivated farmland on the east. The site lies in an area which has ground water at shallow depths.

     The capitalization of Saba Power has been structured to include approximately $43 million equity funding and the balance of approximately $101 million will be raised as non-recourse project finance debt. The total $144,000,000 cost of the project incudes development costs and various reserves.

          In June of 1995, CRI entered into a Project Development and Share-holders Agreement (the "Project Agreement") with Cogen and the two other par-ticipants in this project. The Project Agreement called for CRI to assign to Saba Power all of its interest in the Letter of Support, obtained from the Government of Pakistan. It also defines the relationship between the par-ticipants concerning management duties and equity requirements. Cogen, as the largest shareholder of Saba Power has agreed to carry on the day-to-day operations and will have control of the Board of Directors. Cogen has the primary responsibility for design, engineering, hiring of consultants, selec-tion of equipment, award of contracts, project financing, permitting, con-tracting and overseeing of construction and operations. A third party opera-tor has been hired for actual operations and maintenance of the power plant. Pursuant to this contract, budgets have been developed and approved by all parties.

     Notwithstanding the fact that Cogen controls the Saba Power Board of Directors, approval by all parties to the above Project Agreement is required to: 1) change the equity of the participants; 2) expand the business of Saba Power to activities other than related to the project; 3)merge or consolidate Saba Power with another company; 4) sell all or a substantial portion of Saba Power's assets; 5) file bankruptcy; 6) determine the terms of a public offering of Saba Power's stock; and 7) change the approved construction budget. In addition, the parties have agreed that CRI will not sell its interest in Saba Power unless it gives Cogen the prior right to purchase on the same terms and conditions.



     Pursuant to the original Project Agreement, with Cogen and the other shareholders of Saba Power, CRI was to make a $9,050,000 equity investment in order to fund a 25% interest in the project and the other shareholders were to

                                4
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make a $27,150,000 equity investment for a 75% interest.  The rest of the financing required to construct the power plant project is to be financed by Saba Power with limited recourse bank debt.

     In August 1996, CRI negotiated an amendment to the Project Development and Shareholder's Agreement. This agreement allows CRI to make approximately a $1,700,000 equity investment in the Pakistan power project in exchange for approximately an 8% interest in Saba Power. Cogen and the other shareholders in Saba Power will fund the remaining 92% equity commitment. In addition, CRI will have an option with Cogen (the "Project Option") to increase its interest in Saba Power by an additional 9.93% for 750 days. If the Company chooses to fully exercise such Project Option, it will have to invest approximately $4,400,000 plus "interest" accruing at 14% per annum during the period in which the option remains unexercised. CRI can take advantage of this Project Option to a lesser degree by making a proportionately smaller equity investment. If total project costs are more than $144,000,000, CRI has the option to maintain its percentage ownership of Saba Power by investing its proportionate share or to reduce its ownership percentage proportionately by not investing additional funds. The Company may use a portion of the proceeds of this offering to make an additional investment under the Project Option.

     In August 1996, CRI entered into an agreement with Saba Petroleum Company ("Saba") whereby Saba, a related party, is participating with CRI in the Pakistan power project. Saba has agreed to invest $500,000 for a 2.3% interest in Saba Power. Saba has no interest in the Project Option. As a result of the above described agreements CRI will invest approximately $1,200,000 for a 5.7% interest in Saba Power and CRI has retained its Project Option to increase its interest up to approximately 15.6%.

     As of September 1996, CRI had invested approximately $546,000 and Cogen and the other shareholders of Saba Power have invested approximately $6,000,000. Meteor will provide the necessary funds for the remainder of CRI's 5.7% equity commitment from cash on hand and expects the partial collection ($500,000) on its note receivable from Saba Petroleum Company. CRI has a commitment outstanding for $75,000 as a finders fee to an unaffiliated party due upon completion of the project of which one half is to be reimbursed by one of the other shareholders of Saba Power.

     On July 14, 1996, the Government of Pakistan gave notice to Saba Power that Saba Power was in default of certain provisions in the Implementation Agreement which required construction of the power project to start by July 3, 1996. The Implementation Agreement and the notice states that Saba Power has 90 days from the date of the notice to cure such default.

     In early August 1996, Saba Power and the shareholders thereof completed the final negotiations with the project's construction lenders. The construction lenders are the Export-Import Bank of the United States; The Sanwa Bank, Limited as Eurocurrency Facility Agreement and as a lender; ABN Amro Bank N.V., Singapore Branch, as Inter-Creditor Agreement and as a lender; and ABN Amro North America, Inc., as agent for ABN Amro Bank N.V., Chicago Branch, as Eximbank facility agent. On August 20, 1996, the Engineering Procurement and Construction Contractor for Saba Power was released to commence construction activities on the project. When certain consents are obtained from the Government of Pakistan, which consents relate to the construction loan documents, construction activities will commence and the default would then be cured. It is anticipated what such consents will be obtained and construction will begin by mid October, 1996.


                                5
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     Assuming: 1) the power plant is built to specifications; and 2) the plant has the ability to produce the expected output of electricity, the Government of Pakistan has agreed to pay for a certain percentage of its capacity whether or not such electricity is ever produced or sold. Because of these contractual rights from the Government of Pakistan, CRI is relatively confident that the estimated projected cash flow stream from this project prepared for the project lenders are based upon reasonable assumptions.


CAPCO ANALYTICAL SERVICES

     CRI established Capco Analytical Services, Inc., a California corporation ("CAS"), as an environmental services subsidiary pursuant to an acquisition in April 1994. CAS provides petroleum and other industrial concerns with environmental laboratory analysis. This subsidiary presently has 14 employees.

     CAS intends to expand the scope of its present activities to include the acquisition of properties in need of remediation and development. CAS will then arrange for remediation services to be performed. After the property is remediated, it will be developed by CAS or sold to a developer. CAS intends to fund these projects at least partially with project capital raised through partnerships or other private investment vehicles.

PETROLEUM MARKETING BUSINESS AND OPERATIONS

     The Company operates its petroleum marketing and convenience store business primarily from its Farmington and Las Cruces, New Mexico headquarters. The Company operates this business through two New Mexico subsidiaries, Hillger Oil Company and Graves Oil & Butane Co., Inc. The Company also has operations in Albuquerque, New Mexico.

     The commercial/wholesale operations are the largest part of the Company's business. This operation has fuel delivery contracts with customers that include truck stops, retail gasoline service stations, convenience stores, construction companies, commercial fleet distribution centers, the federal government, coal mining companies, and power plants in both New Mexico and Arizona.

     The wholesale operation has "distribution agreements" with Phillips Petroleum Company, Sun Oil Company, Conoco, Inc., Texaco, Inc., Diamond Shamrock and Fina Oil Company. These distribution agreements allow the Company to purchase petroleum products at wholesale prices directly from pipeline terminals and refiners controlled by these large oil producers. The Company is then authorized to resell those products to its customers.

     The distribution agreements have three-year terms and the Company has two years remaining on its agreements with its primary suppliers, Phillips 66 and Conoco, Inc. The distribution agreements do not provide for an exclusive territory and can be terminated by either party upon 30 days notice. There can be no assurance that these agreements will not have to be renegotiated or that they will be renewed. Although the Company, through its subsidiaries, is one of the largest and longest standing wholesale distributors of Conoco and Phillips products in New Mexico, it is possible it could lose such contracts. In such an event, the Company's operations may be adversely impacted. Management would attempt to persuade the retail outlets the Company supplies to switch to another major oil company brand with which it has a contract.
The Company could also buy and sell fuel as an unbranded independent, however,

                                6
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sales volumes would most likely decrease significantly if the Company did not have access to branded products.

     Many of the Company's wholesale customers operate retail gasoline service stations under the banners of the various oil companies. The banner arrangements require that a retail operator purchase fuel exclusively from a distributor or "jobber" who is authorized to sell branded products. On occasion the Company has supplied new signage and other improvements to retailers so they would switch to a Company brand. The Company's suppliers may subsidize such improvements by providing discounts to the Company or by forgiving certain obligations based on the volume of product sold to such retailer.

     The Company also markets its products to commercial and governmental accounts. The marketing department consists of twelve people. The marketing department is primarily responsible for the direct selling efforts of the Company and for ensuring that customers accounts are properly serviced. The majority of the wholesale division's sales are repeat telephone orders from existing customers. The Company also advertises in trade journals and attends industry trade shows in its market.

     The distribution process of the wholesale division is straightforward. The distribution channel begins with the loading of the Company's trucks at pipeline terminals or refineries. When delivered in transport quantities, the trucks deliver the inventory directly to the wholesale customer with no intermediate storage of fuel other than trucks en route to a customer. The distribution process for bulk fuel products, from pick-up to delivery to customers, is typically complete in two days or less.

     Most of the Company's wholesale customers in the three major regional markets, Farmington, Albuquerque, and Las Cruces, have been with the Company for many years. No customer accounts for more than 10% of the Company's sales, however, the loss of one or more major wholesale customers could have a significant impact on the Company's revenues.

     The retail operations have an ownership or leasehold interest in 15 retail outlets which include service stations, convenience stores and lube pits. The retail operation represents a potential growth area for the Company.

     The retail outlets sell gasoline, propane and other petroleum products directly to the general public. The services provided are those that would generally be expected to be provided at this type of facility. The retail outlets also sells food and tobacco products as a convenience to its customers. Other than at the convenience stores, non-petroleum products sales are not a material part of retail revenues. The Company's highest volume convenience stores are located in the Las Cruces and Albuquerque areas. The Company intends to expand its convenience store base by acquisition and new construction in the Albuquerque area.

     The Company has four automated cardlock facilities. The cardlock systems provide 24-hour-per-day access to fuel dispensing facilities for commercial fleet customers and customers with automated debit cards. The cardlock systems do not require that a Company employee to be present to process the fuel purchase. The cardlock facilities are primarily used by commercial fleet operators in order to take advantage of automated transaction process technology which allows a user to insert a "user card" activating the fuel dispenser and records the transaction. The Company's strategy contemplates increasing the number of cardlock facilities that the Company
owns or controls.               7
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     The Company also has a propane and alternative fuels operations.  In
November 1993, Graves reentered the residential propane and alternative fuels business in Farmington, New Mexico. Graves' management and employees have significant experience in the propane industry and the Company had a substantial amount of propane equipment that was underutilized. A significant percentage of the homes and commercial buildings in the Farmington area do not have access to natural gas lines and must rely on propane for heating. Management of the Company believes that the residential propane market provides a significant opportunity for growth. As of the date of this registration statement, Graves has over 300 residential propane customers and continues to actively market this product and service. Recently, Graves became a 33% owner of a residential propane company in Albuquerque, New Mexico. Management of Graves is actively seeking other propane opportunities in Southern Colorado and New Mexico.

     Due to increasing government incentives and regulatory mandates, both public and private sector fleets are being converted to clean fuels. Certain Graves employees have experience converting gasoline powered vehicles to run on propane. Graves offers conversion services to fleets located in Farmington. Graves offers both propane conversions and compressed natural gas conversions. In addition, three propane motor fuel dispensers are owned by Graves and located at Graves' retail outlets.

INSURANCE

     The Company has a commercial liability policy and an umbrella policy with a coverage limit of $5,000,000 as well as other policies covering damage to its properties. These policies cover Company facilities, employees, equipment, inventories, and vehicles in all states of operation. While Management believes the Company's insurance coverage is adequate for most foreseeable problems, and is comparable with the coverage of other companies in the same business and of similar size, its coverage does not protect the Company for most liabilities relating to damage of the environment. Such environmental related coverage is generally unavailable or available only at a prohibitive cost.

COMPETITION

     The petroleum marketing business is highly competitive. The Company competes on the basis of price, service and corporate capabilities. In all phases of its operations, the Company encounters strong competition from a number of companies, including some very large companies. Many of these larger competitors possess and employ financial and personnel resources substantially in excess of those which are available to the Company. The Company's marketing division also competes with integrated oil companies which in some cases own or control a majority of their own marketing facilities. These major oil companies may offer their products to the Company's competitors on more favorable terms than those available to the Company from its suppliers. A significant number of companies, including integrated oil companies and petroleum products distribution companies, distribute petroleum products through a larger number of facilities than the Company.

     The wholesale distribution of petroleum products is a highly competitive industry. This competition generally comes from other privately held petroleum jobbers operating in the same geographic region as the Company. The competition is primarily focused on the government contract and commercial fleet segments of the business. The government contract business is awarded via a lowest sealed bid process and the Company competes heavily with several

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wholesale distributors.  Competition also occurs for the gasoline service station customers. In competing for this segment of the business, a customer must be convinced to change the "brand" of the station (i.e., convert from Phillips 66 to Texaco). A change of brands can be expensive and disruptive to the operations of the gasoline service station and therefore does not occur frequently.

     Competition in the retail segment of the gasoline distribution industry is severe and highly decentralized. Competition comes from numerous gasoline service stations that have different brands and from many independent unbranded stations. The Company competes for retail customers based on brand loyalty and price. The Company attempts to develop brand loyalty as a result of the friendly service it provides to its customers. To the extent that the customer does not have brand loyalty, then the Company competes on price. The Company does not attempt to be a price leader, but instead changes prices to meet competitive prices.

     The convenience store industry is highly competitive, fragmented and regionalized. It is characterized by a few large companies, some medium-sized companies, and many small independent companies. Several competitors are substantially larger and have greater resources than the Company. The Company's largest competitors include Seven-Eleven, Diamond Shamrock, Thriftway, and Circle K. The Company also competes with other convenience stores, small supermarkets, grocery stores and major and independent gasoline distributors who have converted units to convenience stores. The Company also will encounter competition in attempting to acquire sites for new stores and existing groups of convenience stores.

ENVIRONMENTAL ISSUES

     Various federal and state statutes are designed to identify environmental damage, identify hazardous material and operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action. The Company is inspected on a regular basis by both federal and state environmental authorities. The Environmental Protection Agency ("EPA") and the State of New Mexico have instituted environmental compliance regulations designed to prevent leakage and contamination from underground storage tanks. The Company continually expends capital when complying with changing environmental regulations and expects to spend about $60,000 a year on environmental compliance.

     The State of New Mexico has established the Ground Water Protection Act for the clean up of contaminated underground sites. Under most circumstances, the Company's exposure is limited to $10,000 per location, beyond which the
state clean-up fund assumes responsibility.   Assistance is not available to
repair or replace underground tanks or equipment. The law specifies requirements which must have been met for an applicant to be eligible, includes a provision that payments will be made in accordance with regulations (which have not yet been issued) and states that payment from the corrective action fund are limited to amounts in that fund. There can be no assurance that the New Mexico fund will have sufficient capital, or will agree, to fund remediation of any particular problem.

     In addition, in connection with Company's purchase of the Graves' common stock, the Seller agreed to indemnify the Company for seven years against environmental related problems which may arise from activities conducted prior to the acquisition. The indemnification is not effective unless damages exceed a minimum of $25,000 per year and the maximum aggregate indemnification responsibility of Seller over the seven years is $8,000,000.
                                9
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     ENVIRONMENTAL COMPLIANCE.  The Company's Regulated Environmental
Activities are subject to an extensive variety of evolving United States federal, state and local laws, rules and regulations governing the storage, transportation, manufacture, use, discharge, release and disposal of product and contaminants into the environment, or otherwise relating to the protection of the environment. A non-exclusive listing of the environmental laws which potentially impact the Company's Regulated Environmental Activities is set out below:

     RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AS AMENDED IN 1984 ("RCRA"). The United States Congress enacted RCRA in 1976 and amended it in 1984. RCRA established a comprehensive regulatory framework for the management of hazardous wastes at active facilities. RCRA creates a "cradle to grave" system for managing hazardous wastes. Those who generate, transport, treat, store or dispose of waste above certain quantities are required to undertake certain performance, testing and record keeping. The 1984 amendments to RCRA known as "HSWA" increased the scope of RCRA to regulate small quantity hazardous waste generators and waste oil handlers and recyclers as well as require the identification and regulation of underground storage tanks in which liquid petroleum or hazardous substances were stored. HSWA and its implementing regulations require the notification to designated state agencies of the existence and condition of regulated underground storage tanks and impose design, construction and installation requirements; leak detection, presentation, reporting, and cleanup requirements; tank closure and removal requirements; and fiscal responsibility requirements.

     COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA" or "Superfund") AS AMENDED IN 1982. CERCLA established the Superfund program to clean up inactive sites at which hazardous substances had been released. Superfund has been interpreted to create strict, joint and several liability for the costs of removal and remediation, other necessary response costs and damages for injury to natural resources. Superfund liability extends to generators of hazardous substances, as well as to (i) the current owners and operators of a site at which hazardous substances were disposed; (ii) any prior owner or operator of the site at the date of disposal; and (iii) waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA allows the EPA to investigate and remediate contaminated sites and to recover the costs of such activities (response costs), as well as damages to natural resources, from parties specified as liable under the statute. CERCLA also authorizes private parties who incur response costs to seek recovery from statutorily liable parties. CERCLA was amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"). SARA provides a separate funding mechanism for the clean up of underground storage tanks. CERCLA excludes petroleum including crude oil or any fraction thereof, with certain limitations from the definition of "hazardous substances" for which liability for clean up of a contaminated site will attach. This exclusion also applies to those otherwise hazardous substances which are inherent in petroleum, but not to those added to or mixed with petroleum products.

     THE CLEAN WATER ACT OF 1972, AS AMENDED (the "Clean Water Act"). The Clean Water Act establishes water pollutant discharge standards applicable to many basic types of manufacturing facilities and imposes standards on municipal sewage treatment plants. The Clean Water Act requires states to set water quality standards for significant bodies of water within their boundaries and to ensure attainment and/or maintenance of those standards. Many industrial and governmental facilities must apply for and obtain discharge permits, monitor pollutant discharges and under certain conditions

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reduce certain discharges.  The Clean Water Act also requires pre-treatment of certain discharges prior to release into a publicly owned treatment works.

     FEDERAL OIL POLLUTION ACT OF 1990 ("OPA"). The OPA amends the Clean Water Act and expands the liability for the discharge of oil into navigable waters. Liability is triggered by discharge or substantial threat of a discharge of oil into navigable waters. OPA defines three classes of parties subject to liability: (1) owners, operators, and persons chartering vessels;
(2) lessees and permitees of areas where off-shore facilities are located; and
(3) owners and operators of on-shore facilities.

     THE CLEAN AIR ACT OF 1970, AS AMENDED (the "Clean Air Act"). The Clean Air Act required the EPA to establish and ensure compliance with national ambient air quality standards ("NAAQS") for certain pollutants. The NAAQS generally are to be achieved by the individual states through state implementation plans ("SIPs"). SIPs typically attempt to meet the NAAQS by, among other things, regulating the quantity and quality of emissions from specific industrial sources. As required by the Clean Air Act, the EPA also has established regulations that limit emissions of specified hazardous air pollutants and has established other regulations that limit emissions from new industrial sources within certain source categories. The Clean Air Act was amended extensively in 1990, to, among other things, impose additional emissions standards that must be implemented by the EPA through regulations.

     THE TOXIC SUBSTANCES CONTROL ACT OF 1976 ("TSCA"). TSCA authorizes the EPA to gather information on the risks of chemicals, and to monitor and regulate the manufacture, distribution, processing, use and disposal of many chemicals.

     The Emergency Planning and Community Right-to-Know Act ("EPCRA"). EPCRA was passed as a part of SARA. EPCRA resulted from several widely-publicized events which focused national attention on the dangers posed by toxic chemicals present at U.S. industrial facilities. EPCRA requires emergency planning notification, emergency release notification, and reports with respect to the storage and release of specified chemicals. Industry must provide information to communities regarding the presence of extremely hazardous substances at facilities within those communities.

     THE OCCUPATIONAL SAFETY AND HEALTH ADMINISTRATION ACT ("OSHA"). OSHA regulates exposure to toxic substances and other forms of workplace pollution. The Department of Labor administers OSHA. OSHA specifies maximum levels of toxic substance exposure. OSHA also sets out a "right-to-know" rule which requires that workers be informed of, and receive training relating to, the physical and health hazards posed by hazardous materials in the workplace.

     OTHER STATE AS WELL AS LOCAL GOVERNMENT REGULATION. Many states have been authorized by the EPA to enforce regulations promulgated under various federal statutes. In addition, there are numerous other state as well as local authorities that regulate the environment, some of which impose more stringent environmental standards than Federal laws and regulations. The penalties for violations of state laws vary but typically include injunctive relief, recovery of damages for injury to air, water or property, and fines for non-compliance.

     REGULATORY STATUS AND POTENTIAL ENVIRONMENTAL LIABILITY. The operations and facilities of the Company are subject to numerous federal, state and local environmental laws and regulations including those described above, as well as associated permitting and licensing requirements. The Company regards compliance with applicable environmental regulations as a critical component of its overall operation and devotes significant attention to protecting the health and safety of its employees and to protecting the Company's facilities from environmental problems. Management believes that the Company has obtained or applied for all permits and approvals required under existing environmental laws and regulations to operate its current business. In light of coverage of New Mexico's reimbursement fund and the indemnification of the Company by the Seller, Management does not believe that any pending or threatened environmental litigation or enforcement action(s) could materially and adversely affect the Company's business. While the Company has implemented, where appropriate, operating procedures at each of its facilities designed to assure compliance with environmental laws and regulation, given the nature of its business, the Company always is subject to environmental risks and the possibility remains that the Company's ownership of its facilities and its operations and activities could result in civil or criminal enforcement and public as well as private action(s) against the Company, which may necessitate or generate mandatory clean up activities, revocation of required permits or licenses, denial of application for future permits, or significant fines, penalties or damages, any and all of which could have a material adverse effect on the Company.

EMPLOYEE RELATIONS

     The Company employs approximately 150 people, none of whom is represented by any collective bargaining organizations. Management considers its employee relations to be satisfactory at the present time.

ITEM 2.  FINANCIAL INFORMATION.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The accompanying pro forma consolidated statement of operations for the year ended December 31, 1995, combines the consolidated operations of Meteor for the year ended December 31, 1995 (which includes the operations of Meteor beginning November 2, 1995, and the operations of CRI for the entire year), the operations of Hillger Oil Company ("Hillger") for the three months ended March 31, 1995, and the operations of Meteor for the ten months ended October 31, 1995. Hillger's results of operations for the seven months ended October, 1995, are included in the operations of Meteor, as Meteor closed this acquisition effective April 1, 1995.

     The pro forma consolidated statements of operations are presented as if all acquisitions had occurred at the beginning of the period presented and are presented for continuing operations only.

     The pro forma consolidated statement of operations is not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the period presented.

     The pro forma consolidated statement of operations should be read in conjunction with the historical financial statements and notes thereto of Meteor, included elsewhere in this document.

     The pro forma net income per share is computed by dividing the pro forma net income by the pro forma number of shares outstanding during the period.

     Entries to reflect pro forma adjustments for the 12 month period:

                                        Debit                 Credit
(a)  Rent Expense                       129,300              299,900
     Deferred Compensation                                   642,800

     Entry to record reduction of Hillger's 1995 rent expense from the historical amount of $397,400 to the negotiated future amount of $215,500 and to eliminate Hillger's deferred compensation of $642,800 as it was paid to the prior owner as part of the purchase agreement and will not be a recurring event.

(b)  Depreciation Expense                95,000
     Provision for Income Taxes         143,000

     Entry to reflect additional depreciation related to the step up in property and equipment and reflect income taxes on a consolidated basis.

METEOR INDUSTRIES, INC.
PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995

                              Meteor     Hillger    Meteor 10-   Pro Forma  Meteor
                             Year End   1/1/95 to  Months ended   Debit    Pro Forma
                             12/31/95    3/31/95     10/31/95    (Credit)   12 month
REVENUES
  Sales                     $9,828,092  $5,523,734  $42,369,502           $57,721,328
  Cost of Sales              7,373,304   4,297,464   36,139,781            47,810,549

    Gross Profit             2,454,788   1,226,270    6,229,721             9,910,779

EXPENSES
  Selling, General & Admin.  2,243,612   1,989,424    5,475,532  (813,400)  8,895,168
  Depreciation/Amortization    151,709      24,540      545,879    95,000     817,128

    Total Expenses           2,395,321   2,013,964    6,021,411  (718,400)  9,712,296

Income from operations          59,467    (787,694)     208,310   718,400     198,483

Other income and(expenses)
  Interest income               28,047       5,337      182,007               215,391
  Interest expense             (91,621)    (20,955)    (454,961)             (567,537)
  Gain on sale of assets        (7,460)    137,352       17,393               147,285
  Other income                       0           0      159,075               159,075

    Total other income         (71,034)    121,734      (96,486)             (45,786)

Income(loss) before taxes
  and minority interest        (11,567)   (655,960)     111,824   718,400     152,697

    Provision for income tax    (1,470)          0      (84,762)  143,000      56,768

Income(loss) before
  minority interest            (10,097)   (665,960)     196,586   575,400      95,929

    Minority interest           63,544                  317,720               381,264

      Net income (loss)      $ (73,641) $ (665,960) $  (121,134) $575,400  $ (285,335)

SELECTED FINANCIAL INFORMATION

     Effective November 2, 1995, Meteor Industries, Inc., acquired 100% of the issued and outstanding common stock of Capco Resources Inc. ("CRI") in exchange for 1,745,000 shares of Meteor common stock. The acquisition was treated as a reverse acquisition of Meteor by CRI. Accordingly, the results of operations of CRI are included in the following financial information since inception of CRI. The results of operations of Meteor are included in the following financial information since November 2, 1995, the effective date of the acquisition.

BALANCE SHEET DATA:
                                             (In Thousands)
                                  At
                               March 31                At December 31
                                 1996          1995         1994        1993

Current Assets                 $ 6,732       $ 6,660       $  126       $-0-
Property and Equipment           8,473         8,568          250        -0-
Other Assets                     3,402         3,273          164        -0-
Discontinued Operations             --           --           572        660
Total Assets                    18,957        18,801        1,112        660
Current Liabilities              6,974         6,873          403        -0-
Long-term Debt                   2,122         2,195          -0-        -0-
Stockholders' Equity             4,097         3,924          709        660

STATEMENT OF OPERATIONS DATA:

                                 (In Thousands, Except Per Share Data)
                     For the Three                       For the              From
                     Months Ended                       Years Ended        Inception to
                       March 31,    1995 (Pro           December 31,       December 31
                     1996     1995  Forma)<FN1>   1995   1994      1993       1992
Sales             $  13,386 $   165  $  14,279  $ 9,828 $   473  $     -0- $     -0-
Cost of Sales        11,135     -0-     11,680    7,373     -0-        -0-       -0-
Operating Expenses    2,182     257      2,685    2,395     602          2       -0-
Other Income
   (Expense)            263     -0-         85      (71)    -0-        -0-       -0-
Income (Loss) from
  Continuing
  Operations            173     (92)       (94)     (74)   (129)        (2)      -0-
Income from Dis-
  continued
  Operations            -0-      79         79    1,289     179        690       765
Net Income              173     (13)       (15)   1,215      49        688       765
Net Income  Per
  Common Share    $    0.06 $134.53  $    (.01) $  2.49 $489.95  $6,883.42 $7,652.20
Weighted Average
  Shares
  Outstanding     3,024,903     100  1,745,000  489,035     100        100       100
Cash Dividends    $     -0- $   -0-  $     -0-  $   -0- $   -0-  $     -0- $     -0-

<FN1>
The pro forma operations for the quarter ended March 31, 1995 combines the operations of Meteor for the quarter ended February 28, 1995, the operations of Hillger for the three months ended March 31, 1995, and the operations of CRI for the three months ended March 31, 1995.
                                14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR METEOR INDUSTRIES, INC.

     LIQUIDITY AND CAPITAL RESOURCES

     Effective November 2, 1995, Meteor acquired CRI. The acquisition was treated as a reverse acquisition of Meteor by CRI. Accordingly, the historical accounts of CRI are reflected in the financial statements, so comparisons with prior year are not very meaningful.

     Net cash provided by operating activities totaled $856,000 for the three months ended March 31, 1996 compared to a use of funds of $10,000 for the three months ended March 31, 1995. The increase in cash provided is primarily related to increases in net income and accounts payable.

     As of March 31, 1996, the Company had a working capital deficit of $243,000 compared to a working capital deficit of $214,000 at December 31, 1995. The principal increase in the working capital deficit is due to additional taxes payable.

     Net cash used by investing activities totaled $95,000 for the three months ended March 31, 1996, compared to a use of $3,000 for the three months ended March 31, 1995. The increase in cash used is for equipment purchases in 1996.

     Because of the Company's continued expansion and development efforts, the Company's liquidity requirements have increased and are expected to continue to increase as a result of the need to reduce the Company's existing debt related to prior acquisitions.

     Net cash used by financing activities totaled $726,000 for the three months ended March 31, 1996 compared to a use of $0 for the three months ended
March 31, 1995.  The use is primarily related to payments on short term debt.

     The Company has two revolving bank credit facilities with Norwest
Business Credit, Inc. - one for $3,000,000 and one for $1,500,000. The credit lines are subject to the borrowing base of the Company's subsidiaries, as defined and on March 31, 1996, $1,475,000 and $44,000 were borrowed against the facilities. The Company has been in default on timely filing of information with the lender. Rather than change the due dates of various reports the lender has waived this requirement in the past and has indicated they will probably waive it in the future if the Company is late in filing.
The Company has been current the past several months, but because of the short time periods may be in default in the future.

     The Company has a term loan with a New Mexico bank which is due in January, 1998 and a term loan with Norwest Business Credit, Inc which is due in June, 1998. The balances at March 31, 1996, were $437,000 and $304,000, respectively. The loans are collateralized by real estate and buildings and equipment and require approximately $29,000 per month in payments.

     A subsidiary of the Company has preferred stock outstanding which requires no periodic payments but accrues an 8% dividend and must be redeemed for $3,543,500 plus accrued dividends at the holders request any time after September 15, 2000 unless earlier converted into common stock pursuant to its terms. This preferred stock is treated as a minority interest on the balance sheet and recorded at its discounted value.

                                15

     The Company owes the founder of one of its subsidiaries $1,958,000 payable in semi-annual installments of $200,000 which includes principal and interest calculated at 2 percentage points in excess of Citibank's prime rate.
All previously unpaid principal and interest is due October 1, 1997. It is anticipated that $425,000 will be offset by payments on notes receivable from the founder also due October 1, 1997.

     The Company is obligated to pay lease costs of approximately $61,000 monthly for land, building, facilities, and equipment.

     In order to pay its obligations, the interest on such obligations and other expenses, the Company must generate cash flow from operations which exceed that which were achieved in the past. In addition, even if historical cash flow is exceeded throughout the terms of its obligations, the Company will probably be required to raise capital or refinance its existing debt in order to pay its obligations as they become due.

     In June 1996, the Company reaffirmed a Letter of Intent with an underwriter concerning a proposed second public offering of the Company's
Common Stock. Under the terms of the Letter of Intent, the proposed offering would be for at least $2 million on a "firm commitment" basis. Such offering is expected to occur during the third quarter of 1996, subject to a number of contingencies including a registration statement to be filed with the Securities and Exchange Commission becoming effective.

     The Company utilizes underground tanks at various locations to store petroleum products and is therefore subject to various federal and state statutes concerning environmental protection, as well as the New Mexico Ground
Water Protection Act. The various federal and state statutes are designed to identify environmental damage, identify hazardous material and/or operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action as necessary.

     The state of New Mexico has recognized the potential cleanup costs resulting from regulations, and the New Mexico Ground Water Protection Act has
included the establishment of a corrective action fund.  The purpose of the fund is to provide monetary assistance in both assessing site damage and correcting the damage where such costs are in excess of $10,000.  Assistance is not available to repair or replace underground tanks or equipment.  The law specifies requirements which must have been met for an applicant to be eligible, including a provision that payments will be made in accordance with regulations (which have not yet been issued), and states that payment from the
corrective action fund are limited to amounts in that fund.   The Company is
responsible for any contamination of land it owns or leases; however, the
Company's responsibilities may be limited as a result of possible claims for reimbursement from third parties.

     The Company maintains detailed inventory records and performs tank and line tightness tests on a regular basis on all underground storage tanks.
Management has assessed the environmental contingencies and does not anticipate any potential liabilities that will have a material adverse effect on the consolidated financial position, results of operation, or liquidity of the Company.

     The Pakistan power project will not provide any significant cash flow to the Company for approximately three to four years.  In August 1996, CRI negotiated an amendment to the Project Development and Shareholder's
Agreement. This agreement allows CRI to make approximately a $1,700,000 equity investment in the Pakistan power project in exchange for approximately an 8%
                                16

interest in Saba Power.  In addition, CRI will have an option (the "Project
Option") to increase its interest in Saba Power by an additional 9.93% for 750 days. If the Company chooses to fully exercise such Project Option, it will have to invest approximately $4,400,000 plus "interest" accruing at 14% per annum during the period in which the option remains unexercised. CRI can take advantage of this Project Option to a lesser degree by making a proportionately smaller equity investment.

     In August 1996, CRI entered into an agreement with Saba Petroleum
Company ("Saba") whereby Saba, a related party, is participating with CRI in the Pakistan power project. Saba has agreed to invest $500,000 for a 2.3% interest in Saba Power. Saba has no interest in the Project Option. As a result of the above described agreements CRI will invest approximately
$1,200,000 for a 5.7% interest in Saba Power and CRI has retained its Project
Option to increase its interest up to approximately 15.6%. As of June 30, 1996, CRI had invested approximately $302,000.

     Meteor will provide with the necessary funds for the remainder of the Saba Power equity commitment from the proceeds of a private placement of Meteor's Common Stock completed in June 1996 and expects the partial collection ($500,000) on its note receivable from Saba Petroleum Company. CRI has a commitment outstanding for $75,000 as a finders fee to an unaffiliated party due upon completion of the project of which one half is to be reimbursed by one of the other shareholders of Saba Power.

     On July 14, 1996, the Government of Pakistan gave notice to Saba Power that Saba Power was in default of certain provisions in the Implementation
Agreement which required construction of the power project to start by July 3, 1996. The Implementation Agreement and the notice states that Saba Power has 90 days from the date of the notice to cure such default.

     In early August 1996, Saba Power and the shareholders thereof completed the final negotiations with the project's construction lender. When certain consents are obtained from the Government of Pakistan, which consents relate to the construction loan documents, construction activities will commence and the default would then be cured. It is anticipated what such consents will be obtained and construction will begin by mid-October, 1996.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of
Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No.
121"). The standard requires the recognition of an impairment loss on certain identifiable intangible assets and long-lived assets in use or held for disposal when events or circumstances indicate the carrying value of these assets may not be recoverable or exceeds their fair value. At this time, the Company does not expect the adoption of SFAS No. 121 to have a material impact on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-
Based Compensation" ("SFAS No. 123"). The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. The standard requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The standard is effective for fiscal years beginning after December 15, 1995. The Company will adopt only the disclosure provisions of SFAS No. 123 in 1996.

                                17

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1996 TO MARCH 31, 1995

     The Company is primarily engaged in the business of marketing and distributing refined petroleum and related products employing wholesale, convenience store operations and environmental services.

     The following table sets forth, for the three month period ended
March 31, 1996 and 1995 certain items of the Company's Consolidated Statements of Operations.


                                        Percentage of Sales
                                   1996         1995       1995<FN1>
                                                          (Pro Forma)
     Net Sales                    100.0%       100.0%       100.0%
     Cost of Sales                 83.2%          --%        81.8%
     Gross Profit                  16.8%       100.0%        18.2%
     Selling, General &
      Administrative Expenses      14.6%       155.8%        17.8%
     Depreciation Expense           1.7%          --%         1.0%
     Other Income and expenses      2.0%          --%          .6%
     Income Taxes                   0.5%          --%          --%
     Minority Interest               .7%          --%          .7%
     Net Income (loss) from
       continuing operations        1.3%      (55.8)%          .7%
_______________

<FN1>
The pro forma operations for the quarter ended March 31, 1995 combines the operations of Meteor for the quarter ended February 28, 1995, the operations of Hillger for the three months ended March 31, 1995, and the operations of CRI for the three months ended March 31, 1995.

     The Company's sales for the three months ended March 31, 1996, were $13,386,000 compared to $165,000 for the comparable period ending March 31, 1995 and $14,279,000 on a pro forma basis. The reduction in revenue on a pro forma basis is due to a reduction in sales at Graves of $582,000, Hillger of $365,000 and an increase of $54,000 at CAS. The reduction in revenue at Graves is primarily related to fewer diesel gallons sold to the construction and oil field sectors in the Farmington, New Mexico area. Graves is unable to determine if this is a trend or related to an abnormal year for construction and oil field exploration. The reduction in sales at Hillger is primarily related to the elimination of unprofitable business. The increase in revenues at CAS is due to additional lab analysis which trend is expected to continue throughout the remainder of the year.

     The Company's cost of sales for the three months ended March 31, 1996, were $11,135,000 compared to $0 for the comparable period ended March 31, 1995, and $11,680,000 on a pro forma basis. The reduction in costs of sales on a pro forma basis is due to a reduction in sales as discussed above.

     The Company's gross profit for the three months ended March 31, 1996, was $2,250,000 compared to $165,000 for the comparable period ended March 31, 1995 and $2,599,000 on a pro forma basis. The reduction is principally related to lower sales and a reduction in gasoline margins as the cost of gasoline rose faster than the retail price.

     The Company's selling, general and administrative expenses were $1,961,000 for the three months ended March 31, 1996, compared to $257,000 for the three months ended March 31, 1995 and $2,685,000 on a pro forma basis.
The reduction in expenses on a pro forma basis is related to combining the operations of Hillger and Graves and realizing the benefits of overhead reduction and reduction of certain operating costs.

     The Company's depreciation for the three months ended March 31, 1996, was $221,000 compared to $0 for the comparable period ended March 31, 1995 and $148,000 on a pro forma basis. The increase in depreciation expense is due principally to the set up in basis of property due to the reverse acquisition.

     The Company's other income for the three months ended March 31, 1996 was $263,000 compared to $0 for the comparable period ended March 31, 1995 and $85,000 on a pro forma basis. The reasons for the increase are primarily related to a reduction in interest income of $16,000 related to receipt of some note receivable payments and fewer old receivables, a reduction in interest expense of $19,000 due to a reduction in long term debt, a reduction of $106,000 in sale of assets and a one-time refund of a petroleum product loading fee in 1996 of approximately $250,000.

     The Company's income from continuing operations for the three months ended March 31, 1996 was $173,000 compared to a loss from continuing operations of $92,000 in the prior year and $94,000 on a pro forma basis due to the above described items.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO DECEMBER 31, 1994

     The Company is primarily engaged in the business of marketing and distributing refined petroleum and related products employing wholesale, convenience store operations and environmental services.

     The following table sets forth, for the years ended December 31, 1995 and 1994 certain items of the Company's Consolidated Statements of Operations.

                                      Percentage of Sales

                                       1995         1994
 Net Sales                            100.0%       100.0%
 Cost of Sales                         75.0%          --%
 Gross Profit                          25.0%       100.0%
 Selling, General &
   Administrative Expenses             24.4%       127.3%
 Other Income and (expenses)            0.7%          --%
 Minority Interest                      0.6%          --%
 Net Income (loss) from continuing
   operations                         (0.7)%      (27.3)%

     The Company's sales for the year ended December 31, 1995, were $9,828,000 compared to $473,000 for the comparable period ending December 31, 1994. The increase in revenue is due to an increase in sales due to acquisition of
Meteor of $8,868,000 and an increase of $487,000 at CAS.   The increase in
revenues at CAS is due to additional lab analysis which trend is expected to continue.

     The Company's cost of sales for the year ended December 31, 1995, were $7,373,000 compared to $0 for the comparable period ended December 31, 1994. The increase in costs of sales is due to the acquisition of CRI by Meteor.

     The Company's gross profit for the year ended December 31, 1995, was $2,455,000 compared to $473,000 for the comparable period ended December 31, 1994. The increase is related to the acquisition of CRI by Meteor.

     The Company's selling, general and administrative expenses were $2,395,000 for the year ended December 31, 1995 compared to $602,000 for the year ended December 31, 1994. The increase in expenses of $1,388,000 is related to the acquisition of CRI by Meteor and an increase at CAS of $405,000 due to increased activity at the laboratory.

     The Company's other expenses for the year ended December 31, 1995 was $71,000 compared to $0 for the comparable period December 31, 1994. The reasons for the increase is due to the acquisition of CRI by Meteor.

     The Company's loss from continuing operations for the year ended December 31, 1995, was $74,000 compared to a loss from continuing operations of $129,000 in the prior year due to the above described items.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994 COMPARED TO 1993

     Since CRI had no revenues from continuing operations in 1993, there are no comparative numbers.

     CRI's revenues from continuing operations for 1994 were $472,000 and expenses were $602,000. The loss is due to starting laboratory analysis work in 1994.

DISCONTINUED OPERATIONS

     CRI had been involved in the production of oil and gas prior to the transaction with the Company. Those operations were discontinued and will have no impact on future operations. CRI had these operations in subsidiaries.

     On September 15, 1995, CRI sold the shares of Saba de Colombia, Inc., a U.S. subsidiary engaged in the exploration and development of petroleum and natural gas in Colombia, to a third party for consideration of $2,601,719, and realized a gain net of taxes on the sale of the shares of $890,189. The consideration received was in the form of:

          Cash                                       $2,401,719
          400,000 cumulative, convertible,
            redeemable first preferred shares
            of Petrosandtander Inc. bearing
            Dividends at 8.5%                           200,000

                                                     $2,601,719

     Cash of $150,000 and the preferred shares remain in escrow pending review by Colombian taxing authorities. This subsidiary was sold by CRI in order to make another investment.

     On December 1, 1995, CRI transferred to CAPCO Acquisub, Inc., a wholly-owned subsidiary of CAPCO Resources Ltd., all of its holdings of Saba Petro-leum Company and certain other assets and liabilities. This transaction was recorded at book value. The net assets transferred had a book value of approximately $181,361. These assets were transferred so that the Company would not be involved in oil and gas production.

     The net income from discontinued operations was $398,789 and the gain on disposition, net of taxes was $890,189 for the year ended December 31, 1995.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements appear at pages F-1 through F-88 of this filing.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS. The following financial statements are filed as part of this Report:
                                                                       Page(s)
METEOR INDUSTRIES, INC. FINANCIAL STATEMENTS (UNAUDITED)

Consolidated Balance Sheet - March 31, 1996 and December 31, 1995 . . .   F-1
Consolidated Statements of Operations - March 31, 1996 and 1995 . . . .   F-2
Consolidated Statements of Cash Flows- March 31, 1996 and 1995  . . . .   F-3
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .   F-4

METEOR INDUSTRIES, INC. FINANCIAL STATEMENTS

Report of Independent Accountants . . . . . . . . . . . . . . . . . . .   F-5
Consolidated Balance Sheet - December 31, 1995. . . . . . . . . . . . .   F-6
Consolidated Statement of Operations - December 31, 1995. . . . . . . .   F-8
Consolidated Stockholders' Equity - December 31, 1995 . . . . . . . . .   F-9
Consolidated Statement of Cash Flows - December 31, 1995. . . . . . . .  F-10
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .  F-12

Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . .  F-24
Consolidated Balance Sheets - August 31, 1995 and 1994. . . . . . . . .  F-25
Consolidated Statements of Income - August 31, 1995 and 1994. . . . . .  F-27
Consolidated Statements of Stockholders' Equity - August 31,
  1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-28
Consolidated Statements of Cash Flows - August 31, 1995 and 1994. . . .  F-29
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .  F-31
Independent Auditor's Report. . . . . . . . . . . . . . . . . . . . . .  F-43
Balance Sheet - August 31, 1993 . . . . . . . . . . . . . . . . . . . .  F-44
Statement of Operations - August 31, 1993 . . . . . . . . . . . . . . .  F-45
Statement of Changes in Stockholders' Equity - August 31, 1993. . . . .  F-46
Statement of Cash Flows - August 31, 1993 . . . . . . . . . . . . . . .  F-47
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . F-48

CAPCO RESOURCES, INC. FINANCIAL STATEMENTS

Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-51
Consolidated Balance Sheet - December 31, 1994 and 1993. . . . . . . . . F-52
Consolidated Statement of Operations and Retained Earnings (Deficit)
     - year end December 31, 1994 and 1993 . . . . . . . . . . . . . . . F-53
Consolidated Statement of Changes in Financial Position - year end
     December 31, 1994 and 1993. . . . . . . . . . . . . . . . . . . . . F-54
Notes to Consolidated Financial statements . . . . . . . . . . . . . . . F-55

HILLGER OIL COMPANY FINANCIAL STATEMENTS

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . F-61
Balance Sheet - March 31, 1995 and 1994. . . . . . . . . . . . . . . . . F-62
Statements of Income - March 31, 1995, 1994 and 1993 . . . . . . . . . . F-64
Statements of Stockholders' Equity - March 31, 1995 and 1994 . . . . . . F-65
Statements of Cash Flows - March 31, 1995. 1994 and 1993 . . . . . . . . F-66
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . F-68

GRAVES OIL & BUTANE CO., INC. FINANCIAL STATEMENTS

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . F-76
Consolidated Balance Sheet - August 31, 1993 . . . . . . . . . . . . . . F-77
Consolidated Statement of Income - August 31, 1993 . . . . . . . . . . . F-79
Consolidated Statement of Retained Earnings - August 31, 1993. . . . . . F-80
Consolidated Statement of Cash Flows - August 31, 1993 . . . . . . . . . F-81
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . F-83

     (b)  EXHIBITS:

Exhibit
Number         Description                            Location

3.1            Articles of Incorporation,      Incorporated by reference--
               as amended                      to Exhibit 2.1 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

3.2            Bylaws                          Incorporated by reference--
                                               to Exhibit 2.2 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.1           Stock Option Plan               Incorporated by reference--
                                               to Exhibit 6.1 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.2           Stock Purchase Agreement        Incorporated by reference--
               among Registrant, Graves        to Exhibit 6.2 to Regis-
               Oil & Butane Co., Inc. and      trant's Form 1-A Offering
               Theron J. Graves dated          Statement (SEC File No.
               June 23, 1993, Amendment        24D-3802 SML)
               dated August 23, 1993, and
               Closing Memorandum dated
               September 28, 1993

10.3           $2,350,000 Promissory Note      Incorporated by reference--
               Payable to Theron J. Graves     to Exhibit 6.3 to Regis-
               and Security Agreement          trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.4           Notes Receivable ($550,000      Incorporated by reference--
               and $100,000) from Theron J.    to Exhibit 6.4 to Regis-
               Graves                          trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.5           Registration Agreement re-      Incorporated by reference--
               garding Subsidiary's Pre-       to Exhibit 6.5 to Regis-
               ferred Stock                    trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.6           Security Agreement regarding    Incorporated by reference--
               Subsidiary's Preferred Stock    to Exhibit 6.6 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.7           Consulting Agreement with       Incorporated by reference--
               Theron J. Graves                to Exhibit 6.7 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.8           Lease regarding corporate       Incorporated by reference--
               Offices and storage yard        to Exhibit 6.11 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.9           Lease regarding Albuquerque     Incorporated by reference--
               warehouse                       to Exhibit 6.12 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.10          Lease regarding East Main       Incorporated by reference--
               Properties                      to Exhibit 6.13 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.11          Norwest Credit and Security     Incorporated by reference--
               Agreement                       to Exhibit 6.14 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.12          $4,000,000 Note Payable to      Incorporated by reference--
               Norwest (partially drawn upon)  to Exhibit 6.15 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.13          Meteor Corporate Guarantee      Incorporated by reference--
               as regarding Norwest            to Exhibit 6.16 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.14          Employment Agreement with       Incorporated by reference--
               Edward J. Names                 to Exhibit 6.17 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.15          Leases regarding Cortez         Incorporated by reference--
               truck stop                      to Exhibit 6.18 to Regis-
                                               trant's Form 1-A Offering
                                               Statement (SEC File No.
                                               24D-3802 SML)

10.16          Agreement between the           Included in initial filing
               Registrant and Hillger Oil
               Co., Inc., as amended

10.17          Lease Agreement between         Included in initial filing
               Hillger Oil Co., Inc. and
               Hillco, Inc.

10.18          Credit and Security Agree-      Included in initial filing
               ment between Hillger Oil
               Co., Inc. and Norwest
               Business Credit, Inc.

10.19          Project Development and         Included in initial filing
               Shareholders' Agreement
               for Pakistan Power Project

10.20          Amended and Restated Share      Included in initial filing
               Exchange and Reorganization
               Agreement

10.21          Amendment to Employment         Included in initial filing
               Agreement with Edward J.
               Names

10.22          Amended and Restated            Included in initial filing
               Promissory Note from
               Saba Petroleum Company
               to Capco Resources, Inc.

10.23          Amendment to Project            Included in Amendment No. 1
               Development and Shareholders'   to this Registration State-
               Agreement for Pakistan Power    ment
               Project

10.24          Agreement between Capco         Included in Amendment No. 1
               Resources, Inc. and Saba        to this Registration State-
               Petroleum Company dated         ment
               April 24, 1996

27.1           Financial Data Schedule         Included in Amendment No. 1
               for quarter ended               to this Registration State-
               March 31, 1996                  ment

27.2           Financial Data Schedule         Included in Amendment No. 1
               for fiscal year ending          to this Registration State-
               December 31, 1995               ment

99.1           Letter from Coopers &           Included in initial filing
               Lybrand L.L.P.

99.2           Letter from Squire &            Included in initial filing
               Woodward P.C.

                     METEOR INDUSTRIES, INC.
                    CONSOLIDATED BALANCE SHEET

ASSETS
                                                     March 31,   December 31,
                                                        1996         1995
CURRENT ASSETS
  Cash and cash equivalents                         $   131,116  $    95,150
  Restricted cash                                       431,895      541,964
  Accounts receivable-trade, net of allowance         4,362,628    4,232,071
  Notes receivable                                       54,462      156,962
  Inventory                                           1,411,208    1,332,642
  Deferred tax asset                                    140,614      149,824
  Other current assets                                  199,648      151,103

     Total current assets                             6,731,571    6,659,716

Property, plant and equipment, net                    8,473,111    8,568,392

Other assets
  Notes receivable, related party                     2,255,740    2,202,210
  Investments in closely held businesses                409,141      409,141
  Other assets                                          737,040      661,737

          Total other assets                          3,401,921    3,273,088

TOTAL ASSETS                                        $18,606,603  $18,501,196

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable, trade                           $ 3,629,531  $ 2,870,045
  Bank overdraft                                             --       71,657
  Current portion, long-term debt                       576,823      561,048
  Accrued expenses                                      243,825      196,909
  Taxes payable                                       1,005,169      898,102
  Revolving credit facility                           1,518,947    2,275,512

     Total current liabilities                        6,974,295    6,873,273

Long-term debt                                        2,122,487    2,194,773
Deferred tax liability                                1,701,646    1,893,579
Minority interest in subsidiary                       3,710,714    3,615,398

          Total liabilities                          14,509,142   14,577,023

SHAREHOLDERS' EQUITY
  Common stock, $.001 par value; authorized
  10,000,000 shares, 3,024,903 shares issued
  and outstanding                                         3,025        3,025
  Paid-in capital                                     2,508,813    2,508,813
  Retained earnings                                   1,585,622    1,412,335
  Total shareholders' equity                          4,097,461    3,924,173

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $18,606,603  $18,501,196


The accompanying notes are an integral part of the financial statements.

                     METEOR INDUSTRIES, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS
        For the Three Months Ended March 31, 1996 and 1995


                                             March 31,      March 31,
                                               1996           1995

Net sales                                   $13,385,539     $165,033
Cost of sales                                11,135,244           --

  Gross profit                                2,250,295      165,033

Selling, general and
  administrative expenses                     1,961,050      257,157
Depreciation                                    221,089           --

  Total expenses                              2,182,139      257,157

Income (loss) from operations                    68,156      (92,124)

Other income and (expenses)
  Interest income                                54,701           --
  Interest expense                             (127,700)          --
  Gain (loss) on sale of assets                  31,105           --
  Other income                                  305,321           --

    Total other income                          263,427           --

Income (loss) before income
  taxes and minority interest                   331,583      (92,124)

    Provision for income taxes                   62,979           --

Income (loss) from continuing operations
  before minority interest                      268,604      (92,124)

Minority interest                                95,316           --

Income (loss) from continuing operations        173,288      (92,124)

Discontinued operations:
  Income from discontinued operations                --       78,671

    Net income (loss)                       $   173,288     $(13,453)

  Income (loss)  per common share from
    continuing operations                   $       .06     $(   .05)

Net income per common share                 $       .06     $(   .01)







The accompanying notes are an integral part of the financial statements.

                     METEOR INDUSTRIES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Three Months Ended March 31, 1996 and 1995

                                                     March 31,   March 31,
                                                        1996       1995
Cash flows from operating activities
  Net income (loss)                                  $ 173,288   $(13,453)
  Adjustments to reconcile net income
    to net cash provided by operating activities:
  Depreciation and amortization                        221,089         --
  Gain (loss) on disposal of property & equipment      (31,105)        --
  Deferred income taxes                               (182,723)        --
  Minority interest                                     95,316         --
  Changes in assets and liabilities, net of
    effects from reverse acquisition
  (Increase) decrease in accounts receivable          (130,557)    26,850
  Increase) in inventories                             (78,566)        --

    (Increase) decrease in other current assets        (48,545)      (124)
    Increase in accounts payable                       759,486     55,053
    Increase in accrued liabilities                     46,916         --
    Increase in  taxes payable                         107,067         --
    (Increase) in other assets                         (75,302)        --
    Discontinued operations                                 --    (78,671)

    Net cash provided by operating activities          856,364    (10,345)

Cash flows from investing activities
     Purchases of property and equipment               (94,704)    (2,666)
     Net cash used by investing activities             (94,704)    (2,666)

Cash flows from financing activities
     Payments on revolving credit facilities          (756,565)        --
Decrease in bank overdraft                             (71,657)        --
Note receivable payments                                48,970         --
Payments on long-term debt                             (56,511)        --
Restricted Cash                                        110,069         --

     Net cash used by financing activities            (725,694)        --

Net increase in cash and equivalents                    35,966    (13,011)

Cash and equivalents, beginning of period               95,150      1,277

Cash and equivalents, end of period                  $ 131,116   $(11,734)











The accompanying notes are an integral part of the financial statements.

                     METEOR INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1996

NOTE 1  -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Meteor Industries, Inc. ("Meteor" or "Company") was incorporated on December 22, 1992, as a Colorado based holding company. Graves Oil & Butane Co., Inc. ("Graves"), which was acquired effective September 1, 1993, is a wholesale and retail distributor of petroleum products primarily in northern New Mexico, Colorado, Arizona and Utah. Graves also operates retail gasoline and convenience stores in northern New Mexico and Colorado. El Boracho, Inc., which was acquired September 1, 1993, holds a liquor license for use by an Albuquerque, New Mexico convenience store. Hillger Oil Company ("Hillger"), which was acquired effective April 1, 1995, is a wholesale and retail distributor of petroleum products primarily in southern New Mexico. In addition, Hillger operates retail gasoline and convenience stores in southern New Mexico. Capco Resources, Inc. ("CRI"), is a holding Company involved in developing a power project in Pakistan, and Capco Analytical Services, Inc. ("CAS") is involved in providing environmental consulting and laboratory analysis in California, both were acquired in November 1995. The acquisition of CRI was accounted for as a reverse acquisition with CRI treated as the acquirer. The historical accounts of CRI are reflected in the financial statements for the previous year.

The consolidated financial statements include the accounts of Meteor Industries, Inc., and its wholly owned subsidiaries, Graves, (including its wholly owned subsidiary, El Boracho, Inc.) Hillger, CRI and CAS. All significant intercompany transactions and balances have been eliminated in consolidation.

These financial statements have been prepared in accordance with generally accepted principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 1995.

Earnings per common and common equivalent share are computed by dividing the net income by the weighted average number of common shares. The number of shares used in the earnings per share computation for 1996 is 3,024,903 and for 1995 is 1,745,000 (equivalent Meteor shares, actual shares outstanding are 100).

Report of Independent Accountants

To the Board of Directors
Meteor Industries, Inc.:


We have audited the accompanying consolidated balance sheet of Meteor Industries, Inc., as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of Meteor Industries, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 17, the accompanying financial statements have been restated.

By /s/ Coopers & Lybrand L.L.P.
   COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 31, 1996

                        METEOR INDUSTRIES, INC.
                      CONSOLIDATED BALANCE SHEET
                           December 31, 1995


                                ASSETS


CURRENT ASSETS
  Cash and cash equivalents                          $    95,150
  Restricted cash                                        541,964
  Accounts receivable-trade, net of
    allowance of $206,979                              4,232,071
  Notes receivable                                       156,962
  Inventory                                            1,332,642
  Deferred tax asset                                     149,824
  Other current assets                                   151,103

          Total current assets                         6,659,716

Property, plant and equipment, net                     8,568,392

Other assets
 Notes receivable, related party                     $ 2,202,210
 Investments in closely held businesses                  409,141
 Other assets                                            661,737

          Total other assets                           3,273,088

               TOTAL ASSETS                          $18,501,196


























The accompanying notes are an integral part of the financial statements.

                        METEOR INDUSTRIES, INC.
                      CONSOLIDATED BALANCE SHEET
                           December 31, 1995

                              (Continued)

                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable, trade                             $  2,870,045
 Bank overdraft                                            71,657
 Current portion, long-term debt                          561,048
 Accrued expenses                                         196,909
 Taxes payable                                            898,102
 Revolving credit facility                              2,275,512

     Total current liabilities                          6,873,273

Long-term debt                                          2,194,773

Deferred tax liability                                  1,893,579

Minority interest in subsidiary                         3,615,398

     Total liabilities                                 14,577,023

Commitments and contingencies (Notes 11, 12 and 13)

SHAREHOLDERS' EQUITY
  Common stock, $.001 par value; authorized
  10,000,000 shares, 3,024,903 shares issued and
  outstanding                                               3,025
  Paid-in capital                                       2,508,813
  Retained earnings                                     1,412,335

  Total shareholders' equity                            3,924,173

   TOTAL LIABILITIES AND SHARE-
     HOLDERS' EQUITY                                 $ 18,501,196


















The accompanying notes are an integral part of the financial statements.

                       METEOR INDUSTRIES, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 For the Year Ended December 31, 1995

  Net sales                                          $  9,828,092
  Cost of sales                                         7,373,304

     Gross profit                                       2,454,788

 Selling, general and administrative expenses           2,243,612
 Depreciation                                             151,709

     Total expenses                                     2,395,321

 Income from operations                                    59,467

Other income and (expenses)
  Interest income                                          28,047

  Interest expense                                        (91,621)
  Loss on sale of assets                                  ( 7,460)

     Total other expenses                                 (71,034)

 Loss from continuing operations  before income
   taxes and minority interest                            (11,567)

 Income tax benefit                                         1,470

Loss from continuing operations before minority
  interest                                                (10,097)

 Minority interest                                        (63,544)

Loss from continuing operations                           (73,641)

Discontinued operations:
  Income from discontinued operations (net of
    applicable income taxes of $180,130)                  398,789
  Gain on disposal of discontinued operations
     (net of applicable taxes of $681,475)                890,189

     Net income                                       $ 1,215,337

 Loss per common share from continuing operations     $      (.15)

Net income per common share                           $      2.49










The accompanying notes are an integral part of the financial statements.

                         METEOR INDUSTRIES, INC.
             CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   For the Year Ended December 31, 1995

                                                  Additional
                                 Common Stock      Paid-In     Retained
                               Shares     Amount   Capital     Earnings      Total
Balance - January 1, 1995            100  $  100  $  511,920  $  196,998  $  709,018

  Stock issued and
  restated for reverse
  acquisition                  3,022,803   2,923   1,992,895               1,995,818

  Stock issued during
  the year                         2,000       2       3,998                   4,000

  Net income                                                   1,215,337   1,215,337

Balance - December 31, 1995    3,024,903  $3,025  $2,508,813  $1,412,335  $3,924,173



































The accompanying notes are an integral part of the financial statements.

                         METEOR INDUSTRIES, INC.
                  CONSOLIDATED STATEMENT OF CASH FLOWS
                  For the Year Ended December 31, 1995

Cash flows from operating activities
    Net income                                         $1,215,337
    Adjustments to reconcile net income
      to net cash provided by operating activities:
     Depreciation and amortization                        159,416
     Loss on disposal of property & equipment               7,460
     Deferred income taxes                                 (1,470)
     Minority interest                                     63,544
     Changes in assets and liabilities, net of
       effects from reverse acquisition
     (Increase) in accounts receivable                    (79,762)
     (Increase) in inventories                            (32,022)
     Decrease in other current assets                      22,297
     Increase in accounts payable                         289,544
     Decrease in accrued liabilities                     (113,889)
     Decrease in  taxes payable                            12,115
     Other assets                                           8,207
     Discontinued operations                              550,315

     Net cash provided by operating activities          2,101,092

Cash flows from investing activities
     Purchases of property and equipment                  (57,003)
     Net cash from reverse acquisition                    537,853
     Investment in closely held business                 (401,999)

     Net cash used by investing activities                 78,851

Cash flows from financing activities
     Borrowings on revolving credit facilities          7,734,473
     Payments on revolving credit facilities           (7,922,104)
     Loans to related parties                          (1,516,000)
     Increase in bank overdraft                            71,657
     Note receivable payments                              58,556
     Borrowings on long-term debt                          82,215
     Payments on long-term debt                           (56,903)
     Proceeds from common stock issued                      4,000
     Restricted cash                                     (541,964)

     Net cash used by financing activities             (2,086,070)

Net increase in cash and equivalents                       93,873
Cash and equivalents, beginning of period                   1,277

Cash and equivalents, end of period                    $   95,150

                         METEOR INDUSTRIES, INC.
                  CONSOLIDATED STATEMENT OF CASH FLOWS
                  For the Year Ended December 31, 1995
                             (Continued)


NON CASH INVESTING AND FINANCING ACTIVITIES

Acquisition of CRI by issuance of stock accounted
 for as a reverse acquisition
     Property, plant and equipment                     $2,066,503
     Deferred taxes                                    $ (805,936)
     Stockholders' equity                              $1,260,567

Cash paid for taxes                                    $   34,152
Cash paid for interest                                 $   53,005









































The accompanying notes are an integral part of the financial statements

                        METEOR INDUSTRIES, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995

NOTE 1  -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Meteor Industries, Inc.("Meteor" or "Company") was incorporated on December 22, 1992, as a Colorado based holding company. Graves Oil & Butane Co., Inc. ("Graves"), which was acquired effective September 1, 1993, is a wholesale and retail distributor of petroleum products primarily in northern New Mexico, Color- rado, Arizona and Utah. Graves also operates retail gasoline and convenience stores in northern New Mexico and Colorado. El Boracho, Inc., which was acquired September 1, 1993, holds a liquor license for use by an Albuquerque, New Mexico convenience store. Hillger Oil Company ("Hillger"), which was acquired effective April 1, 1995, is a wholesale and retail distributor of petroleum products primarily in southern New Mexico and Arizona. In addition, Hillger operates retail gasoline and convenience stores in southern New Mexico. Capco Resources, Inc. ("CRI"), is a holding Company involved in providing environmental consulting and laboratory analysis and the development of a power project in Pakistan. The acquisition of CRI was accounted for as a reverse acquisition with CRI treated as the acquirer (See
Note 15). The historical accounts of CRI are reflected in the financial statements for the full year. Information for Meteor is included since November 2, 1995, the date of acquisition.

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION - The consolidated financial statements include the accounts of Meteor Industries, Inc., and its wholly owned subsidiaries, Graves, including its wholly owned subsidiary, El Boracho, Inc., Hillger and CRI, including its wholly owned subsidiary, Capco Analytical Services, Inc. ("CAS"). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include certificates of deposit or cash in local banks.

RESTRICTED CASH - The Company has revolving bank credit facilities which require the use of depository accounts from which collected funds are transferred to the lender. The lender then applies these collections to the revolving credit facilities. These accounts are controlled by the lender.

INVENTORIES - Inventories of petroleum products, greases and oils, and related products are stated at weighted average cost, which is not in excess of market. Sundries inventories are valued by the retail method and stated on the first in, first out (FIFO) basis which is lower than market.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost; major renewals and improvements are charged to the property and equipment accounts; while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expended currently.

At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

REVENUE RECOGNITION - Revenue from product sales is recognized when the product is delivered. Revenue from services is recognized when the services are performed and billable.

DEPRECIATION - Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets. The estimated useful lives are as follows:

               Description                        Lives
          Buildings and improvements           5 to 40 years
          Equipment                            5 to 20 years

COST IN EXCESS OF NET ASSETS ACQUIRED AND OTHER INTANGIBLES - The Company continually monitors its costs in excess of net assets acquired (goodwill) and its other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the performance using cash flows, on an undiscounted basis, of the underlying businesses which gave rise to such amount. With respect to other intangibles, which include the cost of license agreements, covenants not to compete and organization costs, the Company bases its determination on the performance using cash flows, on an undiscounted basis, of the related products. The Company's goodwill results from the acquisition of Hillger. The assets acquired in these transactions continue to contribute a significant portion of the Company's net revenues and earnings.

Substantially all costs in excess of net assets (goodwill) of subsidiaries acquired are being amortized on the straight-line method over fifteen years.

Other intangibles, which include the costs of license agreements, covenants not to compete and organization costs are being amortized over five years using the straight-line method.

INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expended or capitalized as appropriate for each expenditure. Whenever an expenditure relates to an existing condition caused by past operations and does not contribute to future revenues, the expenditure is expensed currently. Liabilities are recorded when remedial efforts are probable and the cost can be reasonably estimated.

EARNINGS PER SHARE - Earnings per common and common equivalent share are computed by dividing the net income by the weighted average number of common shares. The number of shares used in the earnings per share computation is 489,035, which reflects CRI's equivalent share activity for ten months and Meteor share activity from the date of the reverse acquisition.

NOTE 2 -- PROPERTY AND EQUIPMENT

The major classifications of property and equipment are as follows:

                 Description                        Amount
          Land                                    $ 1,334,374
          Buildings and improvements                  899,089
          Equipment                                 6,511,294
                                                  -----------
                                                    8,744,757

          Accumulated depreciation                (   176,365)
                                                  -----------
          Net property and equipment              $ 8,568,392

For the year ended December 31, 1995, the Company recorded depreciation expense of $151,709.

NOTE 3 -- NOTES RECEIVABLE - RELATED PARTIES

The Company has two outstanding notes receivable from its minority interest shareholder (100% preferred stockholder of Graves) in the amounts of $550,000 and $100,000. The $550,000 note is due October 1, 1997, and is collateralized by real estate. However, if the collateral is sold prior to satisfaction of this note, then one half of the lesser of the outstanding balance or the sale proceeds of the assets will be applied to reduce the liquidation preference of the preferred stock, and the remaining one half will be applied to reduce the note payable to the minority interest shareholder. Interest is receivable semiannually and is determined at each anniversary based on Citibank of New York prime plus 2%. The interest rate at December 31, 1995, was 8.50%. The $100,000 note is unsecured and is due October 1, 1997, with interest accrued from September 28, 1994. Interest is computed semiannually at Citibank of New York prime plus 2%, being 8.50% at December 31, 1995. Accrued interest receivable at December 31, 1995, totaled $36,210.

The Company has a note receivable from another controlled subsidiary of Capco Resources Ltd. in the amount of $1,516,000 due April 1, 2006. Interest is receivable semiannually at a rate of 9%.

NOTE 4 -- INVESTMENTS IN CLOSELY HELD BUSINESSES

The Company owns 50% of the Graves Rio Rancho No. 1 Ltd. Co. The investment was acquired in May 1994. The Company reports their investment in this limited liability company using the equity method. The value is $133,263. This investment is not publicly traded.

The Company owns 33 % of American L.P., Ltd. The investment was acquired in December 1995, for $100,014. The Company reports their investment in this limited liability Company using the equity method. This investment is not publicly traded.

At December 31, 1995, the Company, through its subsidiary CRI, owned 25.2% of Saba Power Company, Ltd. During 1994, Saba Power and several partners including Cogen Technologies Inc. ("Cogen") received approval to develop, construct and operate a 115 Megawatt power generating plant in the Islamic Republic of Pakistan. At December 31, 1995, CRI's $175,865 investment represents its share of project development costs including legal fees, engineering feasibility costs, environmental fees, performance guarantee and other costs incurred to that date. At construction funding these costs will be treated as equity contributions to the project. The recoverability of the Saba Power investment is dependent upon successful completion of the project and commencement of commercial production. The Company and its partners provided a performance guarantee through a bank in Pakistan, in the original amount of approximately $355,000 (10,900,000 Rupees.)

The agreements between the partners and the Government of Pakistan have several conditions, the most significant being:

     i) Cogen agreed to fund all project development costs subsequent to September 30, 1994, and will carry on day to day operations of the project, including design, engineering, selecting equipment, obtaining financing and overseeing construction and operations.

     ii) In order to maintain its 25.2% ownership CRI must reimburse its proportionate share of all project developments costs, paid for by Cogen, including interest at 15% per annum. CRI will be responsible for its proportionate share of all remaining project costs as incurred. In the event that CRI does not make any additional equity contributions then CRI will not be obligated on any performance guarantees or any additional costs, but its ownership will be reduced proportionately.

     iii) On December 19, 1995, Saba Power entered into an agreement with the Government of Pakistan to increase the Performance Guarantee to $1,456,000 (46 million Rupees) valid up to April 18, 1996, and to move the date of Financial Closing under the Letter of Support to March 17, 1996. Effective April 1, 1996, Saba Power received from the Government of Pakistan acknowledgment of financial closing. Final approvals of certain financing documents are expected to be completed prior to June 30, 1996.

     iv) On March 31, 1996, CRI executed an amendment to the Project Development and Shareholder Agreement. This Agreement allows CRI to make a $2,314,000 equity investment in the Project (such investment is expected to be made prior to June 30, 1996) in exchange for approximately an 8% interest in the Project. In addition, CRI will have an option to increase its interest in the Project to 23% for a one year period ending March 31, 1997. If CRI decides to exercise such option, it will be required to invest approximately $7,300,000 in additional equity. CRI can take advantage of this option to a lesser degree by making a proportionately smaller equity investment. CRI subsequently entered into an agreement with Saba Petroleum Company whereby Saba intends to participate with CRI in the Project. Saba intends to invest approximately $1,500,000 in the Project this year and will have the option to make an additional investment of approximately $3,650,000 in the first quarter of 1997. Saba's initial interest in the Project will be approximately 5.4% which can be increased to 11.5% pursuant to the option. As a result of this transaction CRI intends to invest $800,000 during 1996 for almost a 3% interest in the project. CRI shall have the option to increase its interest up to approximately 11.5% by investing up to approximately $4,000,000 by the first quarter of 1997.

CRI intends to obtain the necessary financing for its share of the initial equity commitment through the sale of its common stock and/or the partial collection of notes receivable. CRI has a commitment outstanding for $75,000 as a finders fee relating to the project of which one half is expected to be reimbursed by one of the partners.

NOTE 5  -- REVOLVING CREDIT FACILITY

Revolving Credit Facility at December 31, 1995, consisted of the following:

$3,000,000 revolving bank credit facility, payable to Norwest
Business Credit, Inc., bearing interest at Norwest Bank
Minnesota, N.A., base rate plus 2.5% (11.25% at December 31,
1995), due June 1998.  Collateralized by trade accounts
receivable and inventory of Graves Oil & Butane Co., Inc.       $2,039,944

$1,500,000 revolving bank credit facility, payable to Norwest
Business Credit, Inc., bearing interest at Norwest Bank
Minnesota, N.A., base rate plus 2% (10.75% at December 31,
1995), due June 30, 1998.  Collateralized by trade
accounts receivable and inventory of Hillger Oil Company           235,568

The revolving bank credit facility agreements require the Company to maintain certain net worth and performance ratio levels. As discussed in Note 1, payments on these loans are made through collateral cash accounts in the name of the lender.

Graves and Hillger were in default of certain reporting requirements as set forth in Sections 6.1(b), (c), (d) and (g) of the Credit Agreements with Norwest Bank for the revolving credit facilities. Total borrowings under these facilities were $2,275,512 at December 31, 1995. Those defaults concern untimely filing of financial reports for November 1995, December 1995, January 1996 and February 1996. Graves and Hillger received a waiver for these items from the bank.

NOTE 6 --  LONG-TERM DEBT

Long-term debt at December 31, 1995 consisted of the following:

Note payable to Theron Graves, semiannual payments of $200,000 including interest at prime plus 2% (10.75% at December 31,
1995), collateralized by half of Graves common stock, matures
October 1997.                                                    1,955,663

Note payable to First National Bank of Farmington, monthly
payments of $19,000 including interest at prime plus 2%
(10.75% at December 31,1995), collateralized by mortgage on
buildings and land, matures January 1998.                          388,048

Note payable to Norwest Business Credit, Inc., monthly
payments of $10,417 plus interest at Norwest Bank of
Minnesota, N.A. base rate plus 3.0% (11.75% at December 31,
1995), collateralized by property and equipment, due June 30,
1998.                                                              312,498

Note payable to Ford Motor Credit, monthly payments of $329
including interest at 11.9%, collateralized by equipment,
matures December, 1999.                                             12,459

Note payable to GMAC, monthly payments of $604, including
interest at 10.12%, collateralized by equipment, matures
December, 1999.                                                     23,754

Leases payable                                                      63,399

     Total                                                       2,755,821

Current portion                                                   (561,048)

     Long-term debt                                             $2,194,773

The following is a schedule by years of the repayment of long-term debt:



                               F-16
                      Period ending
                       December 31,       Amount

                          1996          $  561,048
                          1997           2,110,008
                          1998              73,735
                        Remaining           11,030

                       Total            $2,755,821

NOTE  7 -- MINORITY INTEREST IN SUBSIDIARY

The Series A Convertible Preferred Stock of Graves Oil & Butane Co., Inc., is limited voting stock and is entitled to cumulative annual dividends at a rate of 8% of the liquidation value. These securities are convertible into common stock of Graves or Meteor at the bid price on the date of conversion or 22.2% of Meteor based on whichever calculation yields fewer shares. The record holder has the right to vote on matters which affect the rights of the class and to elect two of the seven members of Graves' board of directors. In the event of default under the Meteor promissory note issued to purchase the Graves common stock, the holder of the Series A Convertible Preferred Stock has the ability to elect all of the Graves directors. The Company may at any time redeem all or any portion of the Series A Convertible Preferred Stock outstanding at an amount equal to the liquidation value plus all accrued and unpaid dividends. At any time after September 15, 2000, the record holder shall have the right to have the Company redeem all or any portion of the shares outstanding at the price stated above. No dividends have been declared by the board of directors. Dividends in arrears amount to $685,075 as of December 31, 1995. The minority interest is recorded at its discounted value. Dividends and accretion of the preferred stock discount are reflected in minority interest on the income statement.


NOTE 8 -- INCOME TAXES

The provision for income taxes from continuing operations consists of the following components:

          Current tax expense                          $         0
          Deferred tax expense (benefit)                   ( 1,470)

          Total provision                              $   ( 1,470)

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pretax loss from continuing operations:

          Expected tax provision                       $    (3,933)
          Nondeductible expenses                             2,425
          Other                                                 38

                  Total provision                      $    (1,470)

The deferred tax asset (liability) in the accompanying balance sheet includes the following components:

          Current:
               Deferred tax asset, federal             $   130,616
               Deferred tax asset, state                    19,208

                  Net current deferred asset           $   149,824

          Noncurrent:
               Deferred tax liability, federal         $(1,650,812)
               Deferred tax liability, state              (242,767)

                 Net noncurrent deferred tax liability $(1,893,579)

Components of deferred income taxes at December 31, 1995 were as follows:

               Deferred tax asset:
                 Accounts receivable                   $    80,272
                 Net operating loss carryforwards           40,170
                 Other                                      29,382

                                                           149,824
               Deferred tax liability:
                 Depreciation and amortization         $ 1,893,579

The net operating loss carryover expires in 2007. Management has determined, based on the carryforward period for the deferred tax asset, no valuation allowance was necessary at December 31, 1995.

NOTE 9 -- DEFINED CONTRIBUTION PLAN

Graves adopted a 401(k) profit sharing plan effective January 1, 1994. Excluded from the plan are employees whose employment is governed by a collective bargaining agreement that includes retirement benefits. Contributions to the plan are voluntary through a salary reduction agreement up to a maximum of 15% of compensation. Matching contributions and other additional contributions may be made by the employer at the employer's discretion. No contributions were made for the period ended December 31, 1995.

Hillger adopted a 401(k) profit sharing plan effective April 1, 1994. No employees are excluded from the plan. Contributions to the plan are voluntary through a salary reduction agreement up to a maximum of 15% compensation. Matching contributions and other additional contributions may be made by the employer at the employer's discretion. For the period ended December 31, 1995, Hillger's contribution was $4,346.

NOTE 10 -- RELATED PARTY TRANSACTIONS

The Company uses space, telephone and secretarial services of a corporation controlled by officers of the Company. Rent is currently $1,000 per month and secretarial services are currently $2,000 per month. Other expenses are paid by the Company as invoiced. At December 31, 1995, amounts payable to related parties were $21,256.

The following are transactions that occurred with the minority interest (100% preferred stockholder) in Graves Oil & Butane Co., Inc.:

The Company leases certain real estate from the preferred stockholder of one of its subsidiaries. For the period ended December 31, 1995, rents paid were $9,102.

The Company has land, buildings, and equipment in Springerville, Arizona, and equipment in St. Johns, Arizona, which are used by a relative of the preferred stockholder of one of its subsidiaries. The Company does not charge for the use of its properties but received revenue from the sale of its products. During the period ended December 31, 1995, revenues reported amounted to $56,864.

The Company sells its products to other entities controlled by the preferred stockholder of one of its subsidiaries. During the period ended December 31, 1995, revenues reported amounted to $224,425.

The preferred stockholder of one of its subsidiaries is indebted to the Company on two notes totaling $650,000 as described in Note 3. Interest receivable at December 31, 1995, was $36,210. Interest earned during the period ended December 31, 1995, was $11,677.

The Company is indebted to the preferred stockholder of one of its subsidiaries for $1,955,663 as described in Note 6. Interest payable at December 31, 1995, was $54,903. Interest expense during the period ended December 31, 1995, for this note was $36,602.

The Company has entered into a consulting agreement with the preferred stockholder of one of its subsidiaries which provides for payments of $1,500 per month and the use of a vehicle; fuel for such vehicle; a personal automobile; health, life, disability, and automobile insurance; and reimbursement of various expenses including club dues. During the period ended December 31, 1995, the fees paid were $3,570.

NOTE 11 -- ENVIRONMENTAL PROTECTION EXPENDITURES

The Company utilizes underground tanks at various locations to store petroleum products and is therefore subject to various federal and state statutes concerning environmental protection, as well as the New Mexico Ground Water Protection Act. The various federal and state statutes are designed to identify environmental damage, identify hazardous material and/or operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action as necessary.

The state of New Mexico has recognized the potential cleanup costs resulting from regulations, and the New Mexico Ground Water Protection Act has included the establishment of a corrective action fund. The purpose of the fund is to provide monetary assistance in both assessing site damage and correcting the damage where such costs are in excess of $10,000. Assistance is not available to repair or replace underground tanks or equipment. The law specifies requirements which must have been met for an applicant to be eligible, including a provision that payments will be made in accordance with regulations (which have not yet been issued), and states that payment from the corrective action fund are limited to amounts in that fund.

The Company is responsible for any contamination of land it owns or leases. However, the Company may have limitations on any potential contamination liabilities as well as claims for reimbursement from third parties. During the period ended December 31, 1995, the Company expended $5,876 for site assessment and related cleanup costs. Included in other assets at December 31, 1995, are unreimbursed costs from the State of New Mexico of $94,593.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

The Company is contingently liable for certain costs associated with leasehold improvements made by a supplier on property of customers of Graves. The liability for the costs is amortized over a five-year period with the Company becoming responsible for payment to the supplier if fuel purchases fail to meet certain volumes. At December 31, 1995, the Company was contingently liable for $31,175 in unamortized costs. Future losses, if any, cannot be estimated at this time.

The Company has in escrow 400,000 shares in a Canadian corporation and a $150,000 cash deposit related to the sale of a subsidiary in 1995. Both the deposit and the shares are subject to reduction depending on various factors related to the subsidiary sale. The Company has not recognized any gain or asset related to the escrow items.

NOTE 13 -- OPERATING LEASES

The Company has entered into various noncancelable leases for land, building and equipment with terms ranging from 3 to 15 years. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance, and expenses related to the leased property. Total rent expense under operating leases for the period ended December 31, 1995, was $123,723.

Minimal future obligations on leases in effect at December 31, 1995, are:

          December 31, 1996                       $  739,000
          December 31, 1997                       $  743,000
          December 31, 1998                       $  734,000
          December 31, 1999                       $  697,000
          December 31, 2000                       $  658,000
          Thereafter                              $2,799,000

Annual minimum future rental payments have not been reduced by $42,000 of sublease rentals to be received in the future under non-cancelable subleases.

NOTE 14 -- CAPITAL LEASES

As of December 31, 1995, leased property under capital leases by major classes was as follows:

          Buildings and improvements              $   18,141
          Equipment                                  106,292
          Accumulated amortization                   (44,350)

               Net leased property                $   80,083

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1995:

          December 31, 1996                       $   38,527
          December 31, 1997                           28,952
          December 31, 1998                            1,837

          Total minimum lease payments                69,316
          Less: amount representing interest           5,917

          Present value of minimum lease payments $   63,399

NOTE 15 - BUSINESS COMBINATION

Effective November 2, 1995, Meteor Industries, Inc. acquired 100% of the issued and outstanding common stock of Capco Resources Inc. ("CRI") in exchange for 1,745,000 shares of Meteor common stock. The shares were valued at $2.51 each for a total consideration of $4,379,950. The $2.51 value was determined using the market price of the Company's stock at the date of the transaction and averaging that with a recent private placement. The acquisition was treated as a reverse acquisition of Meteor by CRI. Accordingly, the results of operations of CRI are included in the accompanying financial statements since January 1, 1995. The results of operations of Meteor are included in the accompanying financial statements since the effective date of the acquisition. The total cost of acquisition exceeded the net assets of Meteor by $2,066,503. The excess was allocated to property and equipment based on appraised value and will be depreciated over the estimated remaining useful lives of theassets. The results of operations on a pro forma basis for the year ended December 31, 1995 is as follows:

           Revenues                                    $57,721,328
           Income (loss) from continuing operations       (285,335)
           Income (loss) per share                     $      (.16)

NOTE 16 -- STOCK OPTION PLAN

A stock option plan providing for the issuance of incentive stock options and nonqualified stock options to the Company's key employees was approved by the Company's stockholders on April 15, 1994. Pursuant to the plan, 500,000 shares of the Company's $.001 par value common stock have been reserved for issuance. Options must be granted at prices not less than 100% of fair market value at the time the option is granted. Options issued to each employee vest in equal installments on the anniversary dates of the date the options were granted. No options have been exercised. Options have been granted as follows:

                             Number of   Exercise price
     Date options granted     options      per share      Vesting period

       October 1, 1993        43,000       $  3.00          5 years
       February 1, 1994       49,600       $  5.25          3 years
       August 4, 1995         21,000       $  3.00          3 years
       November 30, 1995     215,000       $  3.50          3 years

At December 31, 1995, 328,600 options were exercisable.

NOTE 17 -- DISCONTINUED OPERATIONS

     a) On September 15, 1995, CRI sold the shares of Saba de Colombia, Inc., a U.S. subsidiary engaged in the exploration and development of petroleum and natural gas in Colombia, to a third party for consideration of $2,601,719, and realized a gain net of taxes on the sale of the shares of $890,189. The gain as previously reported of $1,108,939 has been restated to $890,189 to eliminate certain proceeds held in escrow. The consideration received was in the form of:

          Cash                                         $2,401,719
          400,000 cumulative, convertible,
          redeemable first preferred shares
          of Petrosandtander Inc. bearing
          dividends at 8.5%                               200,000

                                                       $2,601,719

          Cash of $150,000 and the preferred shares remain in escrow pending review by Colombian taxing authorities.

     b) On December 1, 1995, CRI transferred to CAPCO Acquisub, Inc., a wholly-owned subsidiary of CAPCO Resources Ltd., all of its holdings of Saba Petroleum Company and certain other assets and liabilities. This transaction was recorded at book value. The net assets transferred had a book value of approximately $181,361

The discontinued operations results for 1995 are as follows:

                                                     Year Ended
                                                  December 31, 1995
     Income
       Oil and gas sales (net of royalties)          $14,197,860
       Other income                                      843,793

                                                      15,041,653
     Expenses
       Production and operating                        9,010,631
       General and administrative                      1,986,967
       Interest and bank charges                       1,065,011
       Depreciation, depletion and amortization        2,413,743

                                                      14,476,352

     Operating income                                    565,301

     Income tax expense                                  180,130
     Foreign exchange (gain) loss                         51,237
     Minority interest                                   114,655
     Dilution gain                                      (179,510)

                                                         166,512

     Net Income                                      $   398,789

     Gain on disposition, net of tax of $681,475     $   890,189

NOTE 18  -- NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). The standard requires the recognition of an impairment loss on certain identifiable intangible assets and long-lived assets in use or held for disposal when events or circumstances indicate the carrying value of these assets may not be recoverable or exceeds their fair value. At this time, the Company does not expect the adoption of SFAS No. 121 to have a material impact on the Company's financial position or results of operations.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. The standard requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The standard is effective for fiscal years beginning after December 15, 1995. The Company will adopt only the disclosure provisions of SFAS No. 123 in 1996.

                      SQUIRE & WOODWARD, P.C.
            Certified Public Accountants - Consultants
                    2730 San Pedro NE, Suite D
                  Albuquerque, New Mexico 87110
                           505/881-3408
                         FAX 505/881-6597

To the Board of Directors and Stockholders
 of Meteor Industries, Inc.
Denver, Colorado

                   INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Meteor Industries, Inc. and subsidiaries, as of August 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meteor Industries, Inc. and subsidiaries, as of August 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Squire & Woodward
SQUIRE & WOODWARD, P.C.

November 22, 1995

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
                   Consolidated Balance Sheets
                  As of August 31, 1995 and 1994

                              ASSETS
                                                        1995          1994

Current assets
      Cash                                          $   244,206   $   292,121
      Cash - restricted                                 476,007       230,508
      Accounts receivable, net of an allowance
        for doubtful accounts of $195,500 for
        1995 and $165,000 for 1994                    4,041,591     4,784,370
       Inventory, pledged                             1,426,901       853,671
       Notes receivable                                  14,969        21,588
       Deferred tax asset                               257,893       135,409
       Prepaid expenses                                 184,956       217,931
       Other current assets                              35,980        20,664

           Total current assets                       6,682,503     6,556,262

Property and equipment, at cost, partially pledged
net of accumulated depreciation of $5,601,000 for
1995 and $5,533,417 for 1994                          5,767,704     4,561,713

Other assets
       Notes receivable                                 271,438        40,833
       Notes receivable - related parties               732,625       698,919
       Intangibles, net of accumulated
         amortization of $70,031
         for 1995 and $54,136 for 1994                  104,448       120,343
       Investment in closely held business              110,000       110,000
       Goodwill, net of accumulated amortization
         of $3,784                                      818,121
       Other assets                                      94,449       167,504

           Total other assets                         2,131,081     1,137,599

                 TOTAL ASSETS                       $14,581,288   $12,255,574

















See accompanying notes to consolidated financial statements.

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
                   Consolidated Balance Sheets
                  As of August 31, 1995 and 1994

               LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        1995          1994

Current liabilities
       Accounts payable                             $ 2,746,718   $ 1,711,450
       Notes payable                                  2,002,085     2,700,165
       Bank overdraft                                   124,166
       Current portion of long-term debt                822,112       407,736
       Due to related parties                            91,077         2,827
       Taxes payable                                    837,042       601,529
       Accrued expenses                                 327,374       182,384

           Total current liabilities                  6,950,574     5,606,091

Long-term debt, net of current portion
       Notes payable                                  2,095,660     2,603,626

Deferred taxes                                        1,032,670       456,669

Minority interest in subsidiary                       3,488,310     3,107,048

Commitments and contingencies (Notes 15, 16,
       17 and 18)

Stockholders' equity

       Common stock, $.001 par value,
         10,000,000 shares authorized;
         1,272,903 shares issued and
         outstanding in 1995; 835,500
        shares issued and outstanding in 1994            1,273           835

       Additional paid-in capital                     1,715,290       954,865

       Retained deficit                                (702,489)     (473,560)

             Total stockholders' equity               1,014,074       482,140

             TOTAL LIABILITIES AND STOCKHOLDERS'
               EQUITY                               $14,581,288   $12,255,574











See accompanying notes to consolidated financial statements.

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
                   Consolidated Statements of Income
                  As of August 31, 1995 and 1994


                                                        1995          1994
Sales                                               $44,970,956   $38,763,225
Cost of sales                                        38,518,916    33,475,541

      Gross profit                                    6,452,040     5,287,684

Operating expenses
       Selling, general, and administrative           5,537,753     4,786,779
       Depreciation and amortization                    592,773       456,996
       Bad debts expense                                236,138        14,931

             Total operating expenses                 6,366,664     5,258,706

                   Income from operations                85,376        28,978

Other income and expense
       Interest income                                  234,096       235,593
       Dividend income                                    5,452         3,398
       Gain on sale of assets                            41,110        32,599
       Other income                                     121,314       125,017
       Interest expense                                (526,665)     (434,778)

             Total other income                        (124,693)      (38,171)

                  Loss before income taxes and
                    minority interest                   (39,317)       (9,193)

Provision for income taxes                             (191,650)      (28,562)

       Net income before minority interest              152,333        19,369

Minority interest                                      (381,262)     (492,929)

      Net loss                                      $  (228,929)  $  (473,560)

Income per common share (weighted average common
shares outstanding 1,056,191 for 1995 and 691,300
for 1994)                                           $      (.22)  $      (.69)













See accompanying notes to consolidated financial statements.

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
            Consolidated Statements of Stockholders' Equity
                  As of August 31, 1995 and 1994

                     Preferred Stock      Common Stock    Additional
                     Number              Number            Paid-in   Retained
                    of Shares  Amount   of Shares Amount   Capital   Earnings
Balance -
September 1, 1993             $           475,000 $  475 $   30,575 $
  Stock issued       160,000   160,000    200,500    200    764,350
  Stock warrants
    issued                                                      100
  Conversion of
    preferred stock (160,000) (160,000)   160,000    160    159,840

      Net loss                                                      (473,560)

Balance -
August 31, 1994            0         0    835,500    835    954,865 (473,560)
  Stock issued                            372,373    373    760,490
  Stock dividend                           65,030     65        (65)

        Net income                                                  (228,929)

Balance -
August 31, 1995            0  $      0 1,272,903 $1,273 $1,715,290 $(702,489)






























See accompanying notes to consolidated financial statements.

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
              Consolidated Statements of Cash Flows
                  As of August 31, 1995 and 1994

                                                       1995           1994
Cash flows from operating activities
  Net income                                      $    152,333   $     19,369
  Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
      Depreciation and amortization                    592,773        456,994
      Gain on disposal of property and equipment       (41,072)       (32,599)
       Gain on disposal of investments                     (38)
       Other income from basis adjustment
         to property and equipment                                    (65,000)
       Deferred income taxes                          (252,475)       (28,769)
       Changes in assets and liabilities, net of
       effects from purchase of subsidiaries:
           Decrease (increase) in accounts
             receivable                              1,223,429     (1,056,469)
           Decrease (increase) in inventories          (35,852)       189,761
           Decrease (increase) in other current
             assets                                    193,406       (193,178)
           Decrease (increase) in other assets          73,635       (164,537)
           Increase in bank overdraft                  124,166
           Increase in accounts payable                148,184        205,043
           Decrease in accrued liabilities              (1,407)       (32,890)

              Net cash provided (used) by
              operating activities                   2,177,082       (702,275)

Cash flows from investing activities
  Cash paid for the purchase of subsidiaries,
    net of cash acquired                              (546,657)    (1,832,635)
  Cash paid for purchase of investment securities         (365)      (110,000)
  Cash paid for purchases of property and
    equipment                                         (377,210)      (442,016)
  Cash proceeds from sale of investment
    securities                                             657        243,595
  Cash proceeds from sale of property                  117,199         80,472
  Cash paid on notes receivable                       (205,972)        30,357
  Cash paid on related party receivables               (24,706)       134,916
    Net cash used by investing activities           (1,037,056)    (1,895,311)

Cash flows from financing activities
  Proceeds from short-term borrowings               42,695,070     42,760,933
  Principal payments on short-term debt            (43,452,946)   (40,260,768)
  Proceeds from borrowing on long-term debt            536,000
  Principal payments on long-term debt              (1,569,679)      (295,883)
  Proceeds from stock and stock warrants issued        760,863        924,650
  Net borrowings on related party payables              88,250         (8,923)
      Net cash provided (used) by financing
        activities                                    (942,442)     3,120,009
Net increase in cash and equivalents                   197,584        522,423
Cash and equivalents, beginning of year                522,629            206
Cash and equivalents, end of year                 $    720,213   $    522,629

See accompanying notes to consolidated financial statements.

                      METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
               Consolidated Statements of Cash Flows
                  As of August 31, 1995 and 1994

                    SUPPLEMENTAL INFORMATION
                                                        1995         1994

Cash paid (refunds received) for income taxes         $(97,845)   $  155,107

Cash paid for interest                                $515,806    $  320,651


           NONCASH INVESTING AND FINANCING ACTIVITIES
                                                        1995         1994
The minority interest in subsidiary was adjusted
to record the dividend in arrears and the accretion
of preferred stock of Graves Oil & Butane Co., Inc.   $381,262    $  492,929

A stock dividend was issued for holders of record at
 June 30, 1995, at 8%                                 $     65

Long-term debt incurred in the acquisition of
subsidiary                                                        $2,350,000

Acquisition of land from minority interest
through recapitalization of subsidiary                            $   83,853

Reduction of stockholder note receivable in
exchange for reduction of stockholder note payable                $  100,000

Capital lease obligations incurred in the
acquisition of property and equipment                             $  124,433

As a result of the purchase of the subsidiary, the purchase premium increased additional paid-in capital and was allocated as follows:

  Marketable securities                                           $   47,824
  Inventory                                                          299,593
  Property and equipment                                             759,190
  Investment in closely held business                                 55,500
  Deferred taxes payable                                            (453,222)

    Increase in additional paid-in capital                        $  708,885












See accompanying notes to consolidated financial statements.

                     METEOR INDUSTRIES, INC.
                         AND SUBSIDIARIES
            Notes to Consolidated Financial Statements
                  As of August 31, 1995 and 1994

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Meteor Industries, Inc. (the company) and Subsidiaries is presented to assist in the understanding of the company's financial statements. The financial statements and notes are representations of the company's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

PRINCIPALS OF CONSOLIDATION AND ORGANIZATION - The consolidated financial statements include the accounts of Meteor Industries, Inc. and its wholly owned subsidiaries, Graves Oil & Butane Co., Inc., including its wholly owned subsidiary, El Boracho, Inc., and Hillger Oil Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Meteor Industries, Inc., was incorporated on December 22, 1992, as a Colorado based holding company. Graves Oil & Butane Co., Inc., which was acquired effective September 1, 1993, is a wholesale and retail distributor of petroleum products primarily in northern New Mexico, Colorado, Arizona, and Utah. The company also operates retail gasoline and convenience stores in northern New Mexico and Colorado. El Boracho, Inc., which was acquired September 1, 1993, holds a liquor license for use by an Albuquerque, New Mexico convenience store. Hillger Oil Company, which was acquired effective April 1, 1995, is a wholesale and retail distributor of petroleum products primarily in southern New Mexico and Arizona. In addition, the company operates retail gasoline and convenience stores in southern New Mexico.

ACCOUNTS RECEIVABLE - Accounts receivable are stated at net realizable value, using the allowance method of accounting for bad debts.

INVENTORIES - Inventories of petroleum products, greases and oils, and related products for Hillger Oil Company are stated at weighted average cost, which is not in excess of market. Inventories of petroleum products, greases and oils, and related products for Graves Oil & Butane Co., Inc., are valued at Last In, First Out (LIFO) cost, which is not in excess of market. Graves Oil & Butane Co., Inc., determines its LIFO reserve using the link chain dollar value method. At August 31, 1995 and 1994, inventories valued using the LIFO method were $789,788 and $868,068, respectively. The LIFO reserves were $315,163 and $307,473, respectively. Sundries inventories are valued by the retail method and stated on the First In, First Out (FIFO) basis which is lower than market.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost; major renewals and improvements are charged to the property and equipment accounts; while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expended currently. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

DEPRECIATION - Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets. The estimated useful lives are as follows:

                 Description                           Lives

          Buildings and improvements                5 to 40 years
          Office equipment                          5 to 7 years
          Operating equipment                       5 to 16 years
          General and administrative                5 to 20 years
          Marketing equipment                       5 to 10 years
          Delivery equipment                        5 to 10 years

AMORTIZATION OF COVENANTS - Covenants not to compete are valued at cost and are amortized over a 60-month period. Goodwill represents the excess of the cost of Hillger Oil Company over the fair value of its net assets at the effective date of acquisition and is being amortized using the straight line method over 15 years.

INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future income taxes.

ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expended or capitalized as appropriate for each expenditure. Whenever an expenditure relates to an existing condition caused by past operations and does not contribute to future revenues, the expenditure is expensed currently. Liabilities are recorded when remedial efforts are probable and the cost can be reasonably estimated.

EARNINGS PER SHARE - Earnings per common and common equivalent share are computed by dividing the net income by the weighted average number of common shares, and if dilutive, common stock equivalent shares (options and warrants) outstanding during the respective period. Fully diluted earnings per share is not materially different than primary earnings per share and has not been presented. The number of shares used in the earnings per share computation is 1,056,191 for 1995 and 691,300 for 1994.

COMPENSATED ABSENCES - Employees of the company are entitled to paid vacation and paid sick days off, depending on length of service and other factors.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include certificates of deposit or cash in local banks. See Note 2.

RECLASSIFICATIONS - Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

USE OF ESTIMATES - The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 2  -- CASH  - RESTRICTED

The company has revolving bank credit facilities (See Note 7) which require the use of depository accounts called collateral accounts from which collected funds are transferred to the lender. The lender then applies these collections to the revolving credit facilities. These accounts are controlled by the lender.

NOTE 3 -- PROPERTY AND EQUIPMENT

The major classifications of property and equipment are as follows:

           Description                                 1995         1994
     Land                                          $ 1,037,170  $ 1,032,514
     Buildings and improvements                      4,113,280    3,980,515
     Delivery equipment                              2,446,471    2,495,329
     Operating equipment                             3,264,448    2,079,841
     General and administrative                        331,205      330,801
     Office equipment                                   96,315       96,315
     Marketing equipment                                79,815       79,815

                                                    11,368,704   10,095,130

Accumulated depreciation                            (5,601,000)  (5,533,417)

Net property and equipment                         $ 5,767,704  $ 4,561,713

For the years ended August 31, 1995 and 1994, the company deducted depreciation of $587,388 and $441,098, respectively.

NOTE 4 -- NOTES RECEIVABLE  - RELATED PARTIES

The company has two outstanding notes receivable from its minority interest shareholder (100% preferred stockholder of Graves) in the amounts of $550,000 and $100,000. The $550,000 note is due October 1, 1997, and is secured by real estate. However, if the underlying security is sold prior to satisfaction of this note, then one half of the lesser of the outstanding balance or the sale proceeds of the security will be applied to reduce the liquidation preference of the preferred stock, and the remaining one half will be applied to reduce the note payable to Theron Graves. Interest is receivable semiannually and is determined at each anniversary based on Citibank of New York prime plus 2%. The interest rate at August 31, 1995 and 1994, was 11% and 8.25%, respectively. The $100,000 note is unsecured and is due October 1, 1997, with interest accrued from September 28. Interest is computed semiannually at Citibank of New York prime plus 2%, being 11% and 8.25% at August 31, 1995 and 1994, respectively. Accrued interest receivable at August 31, 1995 and 1994, totaled $73,625 and $48,919, respectively.

NOTE 5 -- INTANGIBLES

Intangible assets consist of organization costs of $3,000, net of accumulated amortization of $1,200 and $600 for the years ended August 31, 1995 and 1994, respectively, and a five-year covenant not to compete agreement resulting from the acquisition of Southwest Petroleum on September 1, 1990, of $76,479 at August 31, 1995 and 1994, net of accumulated amortization of $68,831 and $53,536, respectively, and a liquor license acquired in 1991 at a cost of $95,000.

NOTE 6 -- INVESTMENTS IN CLOSELY HELD BUSINESS

The company owns 50% of the Graves Rio Rancho No. 1 Ltd Co.  The investment
was acquired in May 1994 for $110,000.   The company reports the investment in
the limited liability company using the equity method. This investment is not publicly traded. The members of Graves Rio Rancho No. 1 Ltd. Co. set a fair market value of their company at $220,000.

NOTE 7 -- NOTES PAYABLE

Notes payable at August 31, 1995 and 1994, consisted of the following:

                                                         1995        1994
Revolving bank credit facility, payable to
Norwest Business Credit, Inc., bearing interest
at Norwest Bank Minnesota, N.A., base rate
plus 2.5%, being 11.25% for 1995 and 9.75% for
1994.  Due June 1998. Collateralized by trade
accounts receivable and inventory of Graves Oil &
Butane Co., Inc.  Unused credit at August 31,
1995, was $1,061,474.                                 $1,938,526  $2,700,165

Revolving bank credit facility payable to Norwest
Business Credit, Inc., bearing interest at Norwest
Bank Minnesota, N.A., base rate plus 2%, being
10.75%.   Due June 30, 1998.  Collateralized
by trade accounts receivable and inventory of
Hillger Oil Company.  Unused credit at August 31,
1995, was $1,499,364.                                     63,559

     Total notes payable                              $2,002,085  $2,700,165

The agreements require the company to maintain certain net worth and performance ratio levels. As discussed in Note 2, payments on these loans are made through collateral cash accounts in the name of the lender.

NOTE 8 -- LONG-TERM DEBT

Long-term debt at August 31, 1995 and 1994, consisted of the following:

                                                         1995       1994
Note payable, Theron Graves, semiannual
payments of $200,000, including interest
at prime plus 2% per annum.  Collateralized
by half of Graves common stock.  Matures
October 1997.                                         $2,040,921  $2,244,200

Note payable, First National Bank
of Farmington, monthly payments
of $19,000 including interest at prime
plus 2% per annum.  Collateralized by
mortgage on buildings and land.
Matures January 1996.                                    448,709     620,108

Note payable, Federal Land Bank of
Durango, payments of $350 monthly
including interest at 8.25% per annum
(variable rate), collateralized by mortgage on house and land in Pagosa Springs, Colorado.

Matures in June 2011.                                                 43,364

Note payable, Norwest Business Credit,
Inc., monthly payments of $10,417
plus interest at Norwest Bank of
Minnesota, N.A. base rate plus 3.0%,
being 11.75% per annum, collateralized by
property and equipment.  Due June 30, 1998.              354,166

Lease payable, Norwest Equipment
Finance, Inc., monthly payments of $2,276.68
including interest at 8.04% per annum,
collateralized by equipment.  Matures
December 1997.                                            54,159      76,156

Lease payable, Norwest Equipment
Finance, Inc., monthly payments of $306.23
including interest at 10.00% per annum,
collateralized by equipment.  Matures July 1998.           9,034      11,661

Lease payable, Dericks Leasing & Financial
Company, monthly payments of $627.68
including interest at 17.93% per annum,
collateralized by equipment.  Matures June 1997.          10,783      15,873

  Total                                                2,917,772   3,011,362

Current portion                                         (822,112)   (407,736)

  Long-term debt, net                                 $2,095,660  $2,603,626

The following is a schedule by years of the repayment of long-term debt:

                         Year ending
                          August 31,    Amount

                             1996     $  822,112
                             1997        364,761
                             1998      1,730,899
                                      $2,917,772

NOTE 9 -- MINORITY INTEREST IN SUBSIDIARY

The Series A Convertible Preferred Stock of Graves Oil & Butane Co., Inc., is limited voting stock and is entitled to cumulative annual dividends at a rate of 8% of the liquidation value per annum. These securities are convertible into common stock of Graves or Meteor at the bid price on the date of conversion or 22.2% of the company whichever calculation yields fewer shares. The record holder has the right to vote on matters which affect the rights of the class and to elect two of the seven members of the board of directors. In the event of default under the Meteor promissory note issued to purchase the Graves common stock, the holder of the Series A Convertible Preferred Stock has the ability to elect all of the Graves directors. The company may at any time redeem all or any portion of the Series A Convertible Preferred Stock outstanding at an amount equal to the liquidation value plus any accrued and unpaid dividends. At any time after September 15, 2000, the record holder shall have the right to have the company redeem all or any portion of the shares outstanding at the price stated above. No dividends were declared by the board of directors. Dividends in arrears amount to $.56696 and $.28348 per share or $566,960 and $283,480 as of August 31, 1995 and 1994,
respectively.

Included in the minority interest component of the statement of income for the year ended August 31, 1995, are dividends in arrears of $283,480, and $97,782 which represent the accretion of the preferred stock discount.

The minority interest component for the year ended August 31, 1994, included dividends in arrears of $283,480, a deemed dividend of $121,881, which represents the minority interest's share of the difference between the purchase price and the book value of Graves at the time of acquisition and $87,568, which represents the accretion of preferred stock discount.

NOTE 10 -- STOCKHOLDERS' EQUITY

During the year ended August 31, 1995, the company issued 372,373 shares of the company's common stock for a total of $760,863. On July 9, 1995, the company distributed 65,030 shares of common stock in connection with an 8% stock dividend. As a result of the stock dividend, common stock was increased by $65, and additional paid-in capital was decreased by $65.

On August 31, 1995, the company issued 100,000 stock options to outside consultants in connection with the various completed and pending acquisitions. The options issued have an exercise price of $2.50 and expire June 30, 1996.

NOTE 11 -- PREFERRED STOCK

During the year ended August 31, 1994, the company sold 160,000 shares of preferred stock, which was designated as Series A, for $160,000. The shares had a liquidation preference of $1.00 each, paid no dividends, had limited voting rights, and were convertible into the company's common stock on a one-for-one basis. The shares were required to be redeemed by the company on August 31, 1998, at $1.25 per share if they were not converted earlier. The shares were converted into the company's common stock on January 24, 1994, when an offering circular covering the issuance of such common stock was closed.

NOTE 12 -- INCOME TAXES

The provision for income taxes from continuing operations consists of the following components:
                                                       1995         1994
     Current tax expense                           $             $     207
     Deferred tax expense (benefit)                  (191,650)     (28,769)

       Total provision                             $ (191,650)   $ (28,562)

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pre-tax income:

                                                       1995         1994
     Expected tax provision                        $  (13,368)   $  (3,126)
     Nondeductible expenses                             2,157        1,159
     Benefit of NOL carryover                          (1,872)     (50,060)
     Change in temporary differences                 (176,820)      25,048

     Income tax benefits of other tax
       jurisdictions                                   (1,747)      (1,583)

       Total provision                             $ (191,650)    $(28,562)

A consolidated tax return will be filed with the subsidiaries of Meteor Industries, Inc. The provision for income taxes was calculated by using a method that allocates current and deferred taxes to members of the group by applying the Financial Accounting Standards Board Statement 109 to the members as if they were separate taxpayers. The deferred tax asset (liability) in the accompanying balance sheet includes the following components:

                                                        1995         1994
     Current:
       Deferred tax asset, federal                 $   224,927   $  124,896
       Deferred tax asset, state                        32,966       10,513
         Net current deferred asset                $   257,893   $  135,409

     Noncurrent:
       Deferred tax liability, federal             $  (957,120)  $ (401,825)
       Deferred tax liability, state                   (75,550)     (54,844)
         Net noncurrent deferred tax liability     $(1,032,670)  $ (456,669)

The following temporary differences gave rise to the deferred tax asset and deferred tax liability at August 31, 1995 and 1994:

                                                        1995       1994
Excess of tax amortization and depreciation
over financial accounting amortization and
depreciation                                       $ 2,933,026   $1,181,842

Accrued expenses deducted for financial
accounting purposes, not deductible for tax
purposes until paid                                $  (269,403)  $

Net operating loss and contribution carryovers     $  (370,076)  $ (364,572)

The deferred tax asset and deferred tax liability comprised the following at August 31, 1995 and 1994:

Deferred tax asset:
                                                        1995         1994
  Net operating loss and contribution carryovers   $   148,030   $  135,409
  Inventory and accounts receivable                     88,410
  Employee benefits                                     21,453
                                                   $   257,893   $  135,409
Deferred tax liability:
  Depreciation and amortization                    $ 1,032,670   $  456,669

The company has available at August 31, 1995, $364,064 of unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

                   August 31, 2007      $105,877
                   August 31, 2009       180,757
                   August 31, 2010        77,430

NOTE 13 -- RETIREMENT PLANS

Graves Oil & Butane Company, Inc., adopted a 401(k) profit sharing plan effective January 1, 1994. In order to be eligible to participate in the plan, the employee must have completed 12 months of employment and be credited with a year of service, and must have attained age 21. Excluded from the plan are employees whose employment is governed by a collective bargaining agreement that includes retirement benefits. Contributions to the plan are voluntary through a salary reduction agreement up to a maximum of 15% of compensation. Matching contributions and other additional contributions may be made by the employer at the employer's discretion. For the year ended August 31, 1995, the amount of pension expense was $26,779. For the year ended August 31, 1994, no matching contributions had been made.

Hillger Oil Company adopted a 401(k) profit sharing plan effective April 1, 1994. In order to be eligible to participate in the plan, the employee must have completed 12 months of employment and be credited with a year of service, and must have attained age 21. No employees were excluded from the plan. Contributions to the plan are voluntary through a salary reduction agreement up to a maximum of 15% of compensation. Matching contributions and other additional contributions may be made by the employer at the employer's discretion. For the five months ended August 31, 1995, the amount of pension expense was $9,421.

Prior to acquisition, Hillger Oil Company had adopted a defined benefit plan. Participation in the plan required an employee to complete one year of service and be at least 21 years old. Participants were vested in their accounts over a period of six years. The employer had a fixed obligation to contribute each plan year to the trust fund the amount the plan's actuary determined was necessary to fund retirement benefits under the plan. Plan assets consist primarily of investments in corporate debt and equity securities. The plan was terminated effective March 31, 1995, prior to the acquisition by Meteor Industries, Inc. The plan assets have not yet been settled.

NOTE 14 -- RELATED PARTY TRANSACTIONS

The company uses space, telephone and secretarial services of a company controlled by officers of Meteor Industries, Inc. Rent is currently $1,000 per month and secretarial services are currently $2,000 per month. Other expenses are reimbursed to the company as invoiced. For the years ended August 31, 1995 and 1994, the total amount paid to the company was $32,272 and $18,946, respectively. At August 31, 1995 and 1994, amounts payable to related parties were $1,500 and $2,827, respectively.

During the year ended August 31, 1994, the company repaid advances made by various officers for acquisition costs incurred in the prior year. The total amount repaid was $11,750.

During the year ended August 31, 1994, Almo Industries loaned $10,000 to the
company.   The loan, including interest at 5% per annum and 500 shares of common stock, was repaid from the proceeds of the company's public offering.

During the year ended August 31, 1994, the company received $10,000 from a stockholder of Meteor Industries, Inc. The note was repaid with interest of $141.

During the year ended August 31, 1995, the company controlled by officers of Meteor Industries, Inc., loaned the company $95,000. This amount was repaid with interest in the amount of $1,876.

The company also reimbursed officers for out-of-pocket expenses and some consulting services. For the year ended August 31, 1995, total amounts paid to officers was $37,356. Also during the year, an officer loaned the company $46,000 which is included in the balance sheet as due to related parties.

Included in the amount of stock issued during the year ended August 31, 1995, as discussed in Note 10, were 5,373 shares issued to the subsidiaries retirement plan as an employer matching contribution in the amount of $26,779.

The following are transactions that occurred with the minority interest (100% preferred stockholder) in Graves Oil & Butane Co., Inc:

The company leases certain real estate from the preferred stockholder. For the years ended August 31, 1995 and 1994, rents paid were $57,286 and $53,000, respectively.

The company has land, buildings, and equipment in Springerville, Arizona, and equipment in St. Johns, Arizona, which are used by a relative of its preferred stockholder. The company does not charge for the use of its properties but receives revenue from the sale of its products. During the years ended August 31, 1995 and 1994, revenues reported amounted to $413,987 and $567,995, respectively.

The company sells its products to other entities controlled by the preferred stockholder. During the years ended August 31, 1995 and 1994, revenues reported amounted to $1,152,825 and $558,939, respectively.

The preferred stockholder is indebted to the company on two notes totaling $650,000 as described in Note 4. Interest receivable at August 31, 1995 and 1994, was $73,625 and $48,919, respectively. Interest received during the years ended August 31, 1995 and 1994, was $41,393 and $29,360, respectively.

The company has entered into a consulting agreement with its preferred stockholder which provides for payments of $1,500 per month and the use of a vehicle; fuel for such vehicle; a personal automobile; health, life, disability, and automobile insurance; and reimbursement of various expenses including club dues. During the years ended August 31, 1995 and 1994, the fees paid were $30,021 and $24,606, respectively.

As discussed in Note 19, the company has entered into a purchase agreement with Mr. Graves in which a note payable in the amount of $2,350,000 was established. See Note 8. For the years ended August 31, 1995 and 1994, interest paid on the note was $196,722 and $94,200, respectively. As of August 31, 1995 and 1994, accrued interest was $94,106 and $90,000, respectively. Pursuant to the purchase agreement, additional land in the amount of $83,853 was contributed to the company.

Other transactions:

Hillger Oil Company leases various real property and equipment from a company in which an employee is a stockholder. Included in rent expense is $208,950 paid to the related party for the five months ended August 31, 1995.

NOTE 15 -- ENVIRONMENTAL PROTECTION EXPENDITURES

The company utilizes underground tanks at various locations to store petroleum products and is therefore subject to the various federal and state statutes concerning environmental protection, as well as the New Mexico Ground Water

Protection Act. The various federal and state statutes are designed to identify environmental damage, identify hazardous material and/or operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action as necessary.

The state of New Mexico has recognized the potential cleanup costs resulting from such regulations, and the New Mexico Ground Water Protection Act has included the establishment of a corrective action fund. The purpose of the fund is to provide monetary assistance in both assessing site damage and correcting the damage where such costs are in excess of $10,000. Assistance is not available to repair or replace underground tanks or equipment. The law specifies requirements which must have been met for an applicant to be eligible, including a provision that payments will be made in accordance with regulations (which have not yet been issued), and states that payment from the corrective action fund are limited to amounts in that fund.

The company is responsible for any contamination of land it owns or leases. However, the company may have limitations on any potential contamination liabilities as well as claims for reimbursement from third parties. During the years ended August 31, 1995 and 1994, the company expended $47,013 and $69,702, respectively, for site assessment and related cleanup costs. Reimbursement from the state of New Mexico for the year ended August 31, 1995, amounted to $23,485. Included in other assets at August 31, 1995, are unreimbursed costs of $86,982.

NOTE 16 -- PURCHASE COMMITMENTS

The company is contingently liable for certain costs associated with leasehold improvements made by a supplier on property of customers of Graves Oil & Butane Co., Inc. The liability for the costs is amortized over a five-year period with the company becoming responsible for payment to the supplier if fuel purchases fail to meet certain volumes. Originally, the company was contingently liable on $84,576 in unamortized costs. At August 31, 1995 and 1994, the company was contingently liable on $31,175 and $52,116, respectively, in unamortized costs. For the years ending August 31, 1995 and 1994, the company made payments to the supplier totaling $8,480 and $4,228, respectively, for periods when purchase commitments were not met. Future losses, if any, cannot be estimated at this time.

NOTE 17 -- OPERATING LEASES

The company has entered into various noncancelable leases for land, building, and equipment with terms ranging from 3 to 15 years. Under most leasing arrangements, the company pays the property taxes, insurance, maintenance, and expenses related to the leased property. Total rent expense under operating leases for the years ended August 31, 1995 and 1994, was $466,106 and $164,069, respectively.

Minimal future obligations on leases in effect at August 31, 1995, are:

                   August 31, 1996   $  731,532
                   August 31, 1997      730,537
                   August 31, 1998      745,138
                   August 31, 1999      733,031
                   Thereafter         3,456,615

Annual minimum future rental payments have not been reduced by $42,000 of sublease rentals to be received in the future under non-cancelable subleases.

NOTE 18 -- CAPITAL LEASES

As of August 31, 1995 and 1994, leased property under capital leases by major classes was as follows:
                                           1995       1994
     Buildings and improvements          $ 18,141   $ 18,141
     Operating equipment                   94,117     94,117
     General and administrative            12,175     12,175
     Accumulated amortization             (36,286)   (12,096)
     Net leased property                 $ 88,147   $112,337

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of August 31, 1995:

     August 31, 1996                                $ 38,527
     August 31, 1997                                  36,016
     August 31, 1998                                   7,616

     Total minimum lease payments                     82,159
     Less: amount representing interest               (8,183)

     Present value of minimum lease payments        $ 73,976

NOTE 19 -- BUSINESS COMBINATION

On June 12, 1995, Meteor Industries, Inc. acquired 100% of the issued and outstanding common stock (2,500 shares, $100 par value) of Hillger Oil Company for cash. The acquisition was effective as of April 1, 1995. As part of the purchase agreement, all of the long-term debt of Hillger Oil Company was reorganized. At closing, Hillger Oil Company obtained a new revolving credit line and a term note, the terms of which are discussed in Notes 7 and 8. A total of $875,000 was borrowed at closing to payoff existing debt and consummate the transaction. The results of operations of Hillger Oil Company are included in the accompanying financial statements since the effective date of the acquisition. The acquisition was accounted for as a purchase and "push down accounting" was applied, with the result that purchase accounting adjustments were reflected in the accounting of the company. The total cost of acquisition exceeded the net assets of Hillger Oil Company by $1,123,144. Part of the excess was allocated to property and equipment based on appraised values and will be depreciated over the estimated remaining useful lives of the assets. The remaining excess was recorded as goodwill and is being amortized on the straight line method over 15 years.

Effective September 1, 1993, Meteor Industries, Inc., purchased 100% of the common stock of Graves Oil & Butane Co., Inc., for cash and notes amounting to $4,100,000. Additional costs of $281,750 were incurred in the acquisition. Graves Oil & Butane Co., Inc., sells petroleum products at the wholesale and retail level. The business combination was accounted for under the purchase method. Results of operations of Graves for the years ended August 31, 1995 and 1994, are included in the income statements of Meteor Industries, Inc. As part of the acquisition, a note payable to the preferred stockholder of Graves in the amount of $2,350,000 was incurred. The note payable was included in long-term debt, which is detailed in Note 8.

NOTE 20 -- SUBSEQUENT EVENTS

In October 1995 the company formed Pyramid Stores, Inc., a Colorado corporation, as a wholly owned subsidiary to hold all of the stock of Graves Oil & Butane Co., Inc., and Hillger Oil Company and operate those companies separately from the company's other activities.

In November 1995, the company issued 1,745,000 shares of its common stock in exchange for all the outstanding stock of Capco Resources, Inc., (CRI) a Delaware corporation, which is a U.S. subsidiary of Capco Resources, Ltd. The shares of the company's common stock issued represent approximately 58% of the shares now outstanding. The shares were issued to Capco Resources, Ltd. (Capco), an Alberta corporation which is listed on the Alberta Stock Exchange. As a result of this transaction, there was a change in control of the company and two of the company's three directors were replaced by Capco representatives. The major assets of CRI include: (I) an interest in Saba Power Company Ltd., which is involved in the development of a power plant in Pakistan; (ii) all of the stock of Capco Analytical Services, Inc., a California environmental services firm; and (iii) a $1,516,000 promissory note from Saba Petroleum Company and other miscellaneous assets.

NOTE 21 -- STOCK OPTION PLAN

A stock option plan providing for the issuance of incentive stock options and nonqualified stock options to the company's key employees was approved by the company's stockholders on April 15, 1993. Pursuant to the plan, 500,000 shares of the company's $.001 par value common stock have been reserved for issuance. Such shares will be issued upon the exercise of options at prices not less than 100% of fair market value at the time the option is granted. The options so granted do not vest and are not exercisable by the holder except on the continued employment of the recipient. Options issued to each employee vest in equal installments on the anniversary dates of the date the options were granted. Options have been granted as follows:

                            Number of   Exercise Price   Vesting
     Date options granted    Options      Per share      Period

       October 1, 1993        64,000        $3.00        5 years
       February 1, 1994       49,600        $5.25        3 years

                REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Meteor Industries, Inc.

We have audited the accompanying balance sheet of Meteor Industries, Inc. as of August 31, 1993 and the related statement of operations, changes in stockholders' equity and cash flows for the period from December 22, 1992 (inception) to August 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepting auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meteor Industries, Inc. as of August 31, 1993 and the results of its operations and its cash flows for the period from December 22, 1992 (inception) to August 31, 1993 in conformity with generally accepted account principles.

/s/ Coopers & Lybrand
COOPERS & LYBRAND

Denver, Colorado
February 16, 1994

                     METEOR INDUSTRIES, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                          BALANCE SHEET
                         AUGUST 31, 1993

                              ASSETS

Current assets
  Cash                                                $     206

Other assets
 Organization costs                                       3,000
 Acquisition costs                                       41,481
 Deferred financing costs                                34,000
 Other                                                      294

                                                         78,775

      Total assets                                    $  78,981

               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
 Accounts payable                                     $  36,181
 Accounts payable-related parties                        11,750

      Total liabilities                                  47,931

Stockholders' equity
 Preferred stock $1.00 par value per share,
  1,000,000 shares authorized and -0- shares
  issued                                                      0
 Common stock $.001 par value per share,
  10,000,000 shares authorized and 475,000
  shares issued and outstanding                             475
 Additional paid in capital                              30,575

      Total stockholders' equity                         31,050

Total liabilities and stockholders' equity            $  78,981
















The accompanying notes are an integral part of these financial statements.

                     METEOR INDUSTRIES, INC.
                     STATEMENT OF OPERATIONS
            PERIOD FROM DECEMBER 22, 1992 (INCEPTION)
                       TO DECEMBER 31, 1993

Income                                                $        0

Expense                                                        0

     Net income during Development Stage              $        0

Net Income per share of Common Stock                  $        0

Weighted Average Shares Outstanding                      358,500












































The accompanying notes are an integral part of these financial statements.

                     METEOR INDUSTRIES, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
            PERIOD FROM DECEMBER 22, 1992 (INCEPTION)
                        TO AUGUST 31, 1993

                          COMMON STOCK    ADD'L
                         ---------------  PAID IN  ACCUMULATED
                         SHARES   AMOUNT  CAPITAL   DEFICIT   TOTAL

Balance December
 22,1992 (inception)          0  $   0   $      0     $ 0   $     0

Stock for services
 April 14,1993($.003
 per share)              90,000     90        210       0       300

Stock for Cash Ad-
 vanced for Costs

April 15,1993($.003
 per share)             150,000    150        350       0       500
June 15,1993 ($.03
 per share)              30,000     30        970       0     1,000
June 25,1993 ($.03
 per share)             120,000    120      3,880       0     4,000
July 12,1993 ($.20
 per share)               5,000      5        995       0     1,000
August 18,1993($.50
 per share)               2,000      2        998       0     1,000

Stock for Cash

July 12, 1993 ($.20
 per share)              25,000     25      4,975       0     5,000
July 12, 1993 ($.20
 per share)              15,000     15      2,985       0     3,000
July 19, 1993 ($.20
 per share)              12,500     12      2,488       0     2,500
August 16,1993($.50
 per share)              25,500     26     12,724       0    12,750

Net Income                    0      0          0       0         0

Balance August 31,
  1993                  475,000   $475    $30,575       0   $31,050











The accompanying notes are an integral part of these financial statements.

                     METEOR INDUSTRIES, INC.
                  (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF CASH FLOWS
            PERIOD FROM DECEMBER 22, 1992 (INCEPTION)
                        TO AUGUST 31, 1993


Cash provided by operations
   Net Income                                               $        0

      Cash provided by operations                                    0

Cash provided by financing activities
  Proceeds from borrowings from related parties                  9,250
  Issuance of stock for cash                                    23,250
  Deferred financing costs                                     (32,000)
  Other                                                           (294)

      Cash provided by financing activities                        206

Net increase in cash                                               206

Cash, beginning of period                                            0

Cash, end of period                                                206

Supplemental schedule of non-cash investing and financing activities:

  Issuance of 397,000 shares of common stock for
   acquisition costs incurred by related parties            $    7,800

  Accounts payable to related parties for
   acquisition costs paid on behalf of the
   Company                                                  $    2,500






















The accompany notes are an integral part of these financial statements.

                     METEOR INDUSTRIES, INC.
                  (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Meteor Industries, Inc. (the "Company") was incorporated under the laws of the State of Colorado on December 22, 1992. The Company is in the development stage of operations. Planned principal operations of the Company had not yet commenced on August 31, 1993, and activities to date have been limited to its formation, obtaining initial capitalization of $31,050 through the issuance of 475,000 shares of common stock, entering into an agreement to acquire Graves Oil & Butane Co., Inc. ("Graves") and preparing a confidential private placement memorandum related to the sale of 160,000 shares of the Company's preferred stock.

DEFERRED FINANCING COSTS

These costs represent the cost of obtaining the line of credit for the
acquisition of Graves (See Note 5).   These costs will be amortized over the
term of the agreement.

ACQUISITION COSTS

Acquisition costs represent direct costs incurred associated with the acquisition of Graves (See Note 5). These costs will be allocated as part of the purchase.

ORGANIZATION COSTS

Organization costs will be amortized over 5 years.

INCOME TAXES

     The Company has recorded no income taxes as it has had no income or expenses.

INCOME PER SHARE

The net income per share of common stock is computed by dividing the net income by the weighted average number of common shares outstanding during the year.

NOTE 2 - PREFERRED STOCK

The preferred stock may be issued by the Board of Directors in more than one series. The Board will determine the distinguishing features of each including preference, rights and restrictions, upon the establishment of each series.

Subsequent to August 31, 1993, the Company sold 160,000 shares of preferred stock for $160,00, including $10,000 to related parties, which was designated as Series A. The Shares had a liquidation preference of $1.00 each, paid no dividends, had limited voting rights, and were convertible into the Company's common stock on a one-for-one basis. The Shares were required to be redeemed by the Company on August 31, 1998 at $1.25 per share if they were not converted earlier. The Shares were converted into the Company's common stock on January 24, 1994 when an Offering Circular covering the issuance of such common stock was closed. Such common stock is subject to certain restrictions on transfer imposed by the underwriter of the public offering.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company issued 30,000 common shares each, to its President, its Secretary and to Almo Industries in exchange for services valued at $300, which was based on time spent in the organization of the Company.

The Company issued 270,000 common shares to its President for cash advanced for acquisition costs of $4,500, 15,000 common shares for cash of $3,000, and 10,000 common shares to his wife for cash of $5,000.

The Company issued 20,000 common shares to Almo Industries for cash of $6,250.

The Company's President advanced $3,500, the secretary advanced $6,000, Almo Industries advanced $1,250 and a company controlled by the President and Secretary advanced $1,000 for acquisition costs. These amounts are included in accounts payable at August 31, 1993.

The Company uses space, telephone and secretarial services of a company controlled by the President and Secretary. Subsequent to August 31, 1993 the Company began paying $400 a month for the space, telephone and services.

Subsequent to August 31, 1993 Almo Industries loaned $10,000 to the Company. The loan, including interest at 5% per annum and 500 shares of common stock, is to be repaid from the proceeds of the Company's public offering.

Subsequent to August 31, 1993, the Company entered into a 5 year employment agreement with its president which renews automatically every year. The Company, however, can terminate the president, without cause, and will be obligated for one year's salary.

NOTE 4 - STOCK OPTION PLAN

On April 15, 1993, the Company's Board of Directors authorized an Incentive Stock Option Plan and reserved 500,000 shares of the Company's $.001 par value common stock for key employees. The Board of Directors is authorized to determine the exercise price, the time period, the number of shares subject to the option and the identity of those receiving the options. As of August 31, 1993, no stock options had been granted pursuant to this plan. On October 1, 1993, 65,000 options were granted with an exercise price of $3.00 per share.

NOTE 5 - SUBSEQUENT EVENTS

On September 28, 1993, and effective September 1, 1993, the Company completed its acquisition of all of the outstanding common stock of Graves. Graves had total assets and stockholders equity of approximately $9,700,000 and $6,200,000, respectively, as of August 31, 1993. The Purchase price for the common stock was $4,100,000 paid in the form of $1,750,000 of cash and the discharge of certain of the Seller's obligations at closing and a $2,350,000 promissory note payable over the next four years which bears interest at 2% over prime. In connection with the acquisition the Company guaranteed a line of credit with Norwest Business Credit, Inc. of up to $4,000,000 subject to the borrowing base of Graves. In addition an officer of the Company has personally guaranteed up to $250,000 on amounts outstanding under the line of credit. At closing $1,850,000 was borrowed.

On January 24, 1994, the Company completed its offering of 200,000 common shares at a price of $5.00 per share in a public offering underwritten on a firm commitment basis by VTR Capital, Inc. After deducting offering expenses, the Company netted approximately $837,500 from this offering. In connection with the offering the Company issued warrants to purchase 17,000 shares of common stock to the underwriter. The warrants are exercisable at a price of $6.00 per share for a 5 year period commencing January 14, 1995. Also, the Company entered into a contract with the underwriter to consult on financial matters and provide investment banking services for a 12 month period for a fee of $25,000.

                         PRICE WATERHOUSE
                      Chartered Accountants
                   1200, 425 - 1st Street S.W.
                     Calgary, Alta.  T2P 3V7

                           403/267-1200
                     Telecopier: 403/233-0883

May 17, 1995, except for Notes 3, 5, 10(b), 10(c) and 10(d) which are as of September 15, 1995 for Notes 3(a) and 10(c) December 1, 1995, for Notes 3(b) and 10(b) and December 29, 1995 for Notes 5 and 10(d)

AUDITORS' REPORT

To the Shareholder of
CAPCO Resources Inc.

We have audited the consolidated balance sheet of CAPCO Resources Inc. as at December 31, 1994 and 1993 and the consolidated statements of operations and retained earnings (deficit) and changes in financial position for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1994 and 1993 and the results of its operations and the changes in its financial position for the three years then ended in accordance with Canadian generally accepted accounting principles.

/s/ Price Waterhouse
Chartered Accountants

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as that referred to in the attached consolidated balance sheet of CAPCO Resources Inc. as at December 31, 1994 and 1993 and as described in Note 2 of the consolidated financial statements. Our report to the shareholders dated May 17, 1995, except for Notes 3, 5, 10(b), 10(c) and 10(d) which are as of September 15, 1995 for Notes 3(a) and 10(c), December 1, 1995, for Notes 3(b) and 10(b) and December 29, 1995 for Notes 5 and 10(d) is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.

/s/ Price Waterhouse
Chartered Accountants

                       CAPCO RESOURCES INC.

                    CONSOLIDATED BALANCE SHEET
                        (in U.S. dollars)

                                                      December 31
                                                    1994        1993
ASSETS

Current assets
 Cash                                           $    1,277  $        -
 Accounts receivable                               124,263           -

                                                   125,540           -

Capital assets (Note 4)                            250,344           -
Other assets
 Investment in Saba Power Company Limited
   (Note 5)                                        150,865           -
 Deposits and other                                 12,776           -
 Net assets from discontinued operations
  (held primarily through shares of other
  companies) (Note 3)                              572,036     660,023

                                                $1,111,561  $  660,023

LIABILITIES

Current liabilities
 Accounts payable                               $  287,814  $        -
 Accrued liabilities                               114,729           -

                                                   402,543           -

SHAREHOLDER'S EQUITY

Share capital
 Authorized
  10,000 of $.01 par value common voting
  shares
 Issued and outstanding
  100 common voting shares                             100         100

Contributed surplus                                511,920     511,920

Retained earnings                                  196,998     148,003

                                                   709,018     660,023

                                                $1,111,561  $  660,023

Commitments and contingencies
  (Notes 5, 8 and 10)



Approved by the Board   ______________________ Director
______________________ Director

                       CAPCO RESOURCES INC.

    CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                            (DEFICIT)
                        (in U.S. dollars)

                                          Year ended December 31
                                       1994        1993       1992
Revenue
 Analytical services and other      $  472,148  $       -  $         -

Expenses
 General and administrative            577,024      2,282            -
 Depreciation and amortization          24,656          -            -

                                       601,680      2,282            -
(Loss) for the year before
  discontinued operations             (129,532)    (2,282)           -

Income from discontinued
  operations (Note 3)                  178,527    690,624      765,220

Net income for the year                 48,995    688,342      765,220

Retained earnings (deficit),
  beginning of year                    148,003   (540,339)  (1,305,559)

Retained earnings (deficit),
  end of year                       $  196,998  $ 148,003  $  (540,339)

(Loss) per share from
  continuing operations             $(1,295.32) $  (22.82) $         -

Earnings per share                  $   489.95  $6,883.42  $  7,652.20

                       CAPCO RESOURCES INC.

     CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                        (in U.S. dollars)


                                           Year ended December 31
                                           1994      1993     1992

Cash provided by (used in)
  operating activities
    Loss for the year before
      discontinued operations        $ (129,532) $ (2,282) $       -
    Items not affecting cash
      Depreciation and amortization      24,656         -          -

                                       (104,876)   (2,282)         -
  Net change in non-cash working
    capital deficiency                  278,280         -          -
  Cash provided by (used in)
    discontinued operations             266,514     2,282   (511,920)

                                        439,918         -   (511,920)

Cash used in investing activities
  Purchase of capital assets           (275,000)        -          -
  Investment in Saba Power
    Company Limited (Note 5)           (150,865)        -          -
  Deposits and other                    (12,776)        -          -

                                       (438,641)        -          -

Cash provided by (used in) financing
  activities
  Issue of share capital                      -       100          -
  Contributed surplus                         -         -    511,920
  Increase in notes receivable,
    related party                             -      (100)         -
                                              -         -    511,920

Net change in cash for the year           1,277         -          -
Cash, beginning of year                       -         -          -
Cash, end of year                    $    1,277  $      -  $       -

Supplemental disclosure of cash
  flow information

Cash paid during year for Interest
  in discontinued operations         $1,071,405  $790,960  $ 440,078

  Income taxes in discontinued
    operations                       $1,315,480  $ 72,064  $ 112,873

                       CAPCO RESOURCES INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1994
                        (In U.S. dollars)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada.
Underlying these principles is the assumption that the Company will be able to realize its assets and pay its liabilities in the normal course of business (refer to Note 2). The more significant of the Company's accounting policies are:

a)   PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary, CAPCO Analytical Services Inc. Oil and gas and other miscellaneous operations were treated as discontinued operations as a definitive merger agreement which contemplated the sale of these assets was signed January 20, 1995 (see Note 3).

b)   ANALYTICAL EQUIPMENT

Analytical equipment is stated at cost less accumulated depreciation. Depreciation of equipment is provided principally on the straight-line method over the estimated useful life of the equipment, ranging from three to seven years.

c)   INVESTMENT IN SABA POWER COMPANY LIMITED

The investment in Saba Power Company Limited is recorded using the equity method. All operations to date have been pre-operational project development costs and such costs have been capitalized.

d)   EARNINGS PER SHARE

Earnings per share is calculated using the weighted monthly average number of shares outstanding.

2.   CORPORATE ITEMS

a)   FINANCIAL ITEMS

At December 31, 1994, the Company had a working capital deficiency of $277,003. The Company's ability to continue as a going concern and to realize its assets and to discharge its liabilities (see Notes 3 and 5) is dependent upon the Company obtaining profitable operations or receiving financial support from its controlling shareholder.

b)   CONTROL

At December 31, 1994, the Company was indirectly controlled by an individual who indirectly held 85.29% of the issued common shares of the parent company, CAPCO Resources Ltd. (see Note 10(b)).

c)   CAPCO ANALYTICAL SERVICES INC.

In April 1994, the Company formed CAPCO Analytical Services, Inc. ("CAS"). CAS acquired $275,000 in assets to be used in laboratory analyses. CAS assumed liabilities related to the assets of $230,000 and agreed to pay the remaining $45,000 by providing discount laboratory analysis to the seller.

d)   ACCOUNTING PRESENTATION

The Company was incorporated in October 1993 and commenced operations when the U.S. assets of its parent company were transferred to it for corporate planning purposes. The historical comparative financial information has been presented as if the Company owned the assets from the time acquired by the parent company as the purchase transaction occurred between companies under common control. Subsequent to December 31, 1994, the majority of the assets transferred by its parent company to the Company were transferred to a related party or sold, and accounted for as discontinued operations.

3.   DISCONTINUED OPERATIONS

a) On September 15, 1995, the Company sold the shares of Saba de Colombia, Inc., a U.S. subsidiary engaged in the exploration and development of petroleum and natural gas in Colombia, to a third party for fair market value of $2,601,719, and realized a gain net of taxes on the sale of the shares of $1,426,395. The consideration received was in the form of:

     Cash                                               $2,401,719

     400,000 cumulative, convertible, redeemable
     first preferred shares of Petrosandtander
     Inc. bearing dividends at 8.5% per annum              200,000
                                                        $2,601,719

$150,000 and the preferred shares remain in escrow pending review by Colombian taxing authorities.

b) On December 1, 1995, the Company transferred to CAPCO Acquisub Inc., a wholly-owned subsidiary of CAPCO Resources Ltd., all of its holdings of Saba Petroleum Company certain other assets and liabilities. This transaction was recorded at book value. The net assets transferred had a book value of approximately $1,220,000.

The discontinued operations results for 1994, 1993, and 1992 are as  follows:

                                               Year ended December 31
                                            1994       1993         1992
  Income
    Oil and gas sales
     (net of royalties)                 $16,561,431  $14,888,250  $10,736,986
    Other income                            996,658      729,234      516,759
                                         17,558,089   15,617,484   11,253,745
  Expenses
   Production and operating              10,807,058    8,392,673    6,070,781
   General and administrative             2,530,929    2,998,152    1,775,247
   Interest and bank charges              1,252,507      810,168      498,607
   Depreciation, depletion
     and amortization                     2,744,054    2,555,213    1,551,673
                                         17,334,548   14,756,206    9,896,308

  Income before the following               223,541      861,278    1,357,437

  Income tax expense                        540,043      486,947      675,471
  Foreign exchange (gain) loss             (373,787)    (114,313)    (224,115)
  Minority interest                         249,665      (36,676)     140,861
  Dilution gain                            (370,907)    (165,304)           -

                                             45,014      170,654      592,217

  Income for the year                   $   178,527  $   690,624  $   765,220

The following summarizes the carrying value of major assets and liabilities of the discontinued operations transferred which has been reflected in the consolidated balance sheet as net assets from discontinued operation. The assets and liabilities were held primarily through investments in shares in other companies and were not directly owned:

                                           Year ended December 31
                                   1994           1993            1992

Net working capital            $(4,026,062)   $(2,583,420)    $(2,527,348)
Capital assets                  16,798,922     13,060,590      13,169,002
Other assets                       652,415        680,222         378,768
Minority interest               (3,080,083)    (1,834,087)     (1,548,533)
Long-term debt                  (5,385,221)    (4,875,000)     (3,612,649)
Deferred tax and other            (664,617)      (306,786)        (37,000)
Pension liability               (1,844,360)    (1,554,154)     (1,765,644)
Deferred foreign exchange gain    (420,379)      (450,270)              -
Due to affiliated companies     (1,458,579)    (1,476,872)     (4,084,913)

                               $   572,036    $   660,023     $   (28,317)

4. CAPITAL ASSETS
                                                   December 31
                                           1994                     1993
                                        Accumulated    Net book   Net book
                                 Cost   amortization    value       value

Analytical equipment           $275,000    $24,656    $250,344    $    -

5. INVESTMENT IN SABA POWER COMPANY LIMITED ("SABA POWER")

During 1994, Saba Power and several partners received approval to develop, construct and operate a 109 Megawatt power generating plant in the Islamic Republic of Pakistan. The Company holds an indirect equity investment in Saba Power of 25.2%. At December 31, 1994, the Company's investment represents its share of project development costs incurred to that date.

The recoverability of the investment is dependent upon successful completion of the project and commencement of commercial production. The Company and its partners provided a performance guarantee through a bank in Pakistan, in the amount of approximately $355,000 at December 31, 1994 (10,900,000 Rupees).

The agreements between the partners and the Government of Pakistan have several conditions, the most significant being:

i) To maintain its 25.2% interest in the project, the Company must fund an initial equity investment of $6.75 million which includes earning a development fee from the project of $2.7 million, which must be reinvested as part of the Company's equity commitment. In a letter dated December 29, 1995, the Company agreed with the majority equity holder, Cogen Technologies Inc. ("Cogen"), that the Company would borrow all additional equity from Cogen, which is necessary to fund the amount in excess of $6.75 million, including interest at 15% per annum to be paid out of the cashflow of the project if not paid sooner by the Company. The Company also confirms that, at the financial closing (currently March 17, 1996) of the project, it will deposit 50% of the $4.05 million required, after receiving the development fee, and the amount borrowed from Cogen. The remaining 50% will be deposited with Cogen on the first anniversary of the financial closing. Should the Company not meet its required equity commitment, the majority equity partner will fund the difference and reduce the Company's interest proportionately.

ii) Cogen agreed to fund all project development costs subsequent to September 30, 1994 and will carry on day to day operations of the project, including design, engineering, selecting equipment, obtaining financing and overseeing construction and operations.

iii) The Company must reimburse its proportionate share of all project development costs, paid for by Cogen, including interest at 15% per annum. The Company will be responsible for its proportionate share of all remaining project costs as incurred.

iv) On September 17, 1995 Saba Power entered into an agreement with the Government of Pakistan to increase the Performance Guarantee to $728,000 (23 million Rupees) valid up to January 18, 1996 and to move the date of Financial Close under the Letter of Support to December 17, 1995.

The Company has not yet determined how it will obtain the necessary financing for its share of the initial equity commitment but is investigating options available to it.

The Company has a commitment outstanding for $75,000 as a finders fee relating to the project and $60,750 as a letter of credit fee.

6.  INCOME TAXES

The provision for income taxes in the Statement of Operations varies from the amount that would be computed by applying the expected income tax rate of 37.5% (1993 and 1992 - 37.5%) to income from continuing operations. The principal reasons for the difference between such "expected" income tax expense and the amount actually recorded are as follows:

                                                 Year ended December 31
                                                 1994      1993     1992

Computed "expected" income tax recovery        $(48,575)   $(856)   $  -
Tax losses carried forward applied               48,575      856       -
                                               $      -    $   -    $  -

7. SEGMENTED INFORMATION

During 1994 and 1993 the Company operated predominately in one industry segment - Laboratory Analysis in the United States and invested in a Power Project in Pakistan (see Note 5).

                                   United
1994                               States    Pakistan     Other      Total

Revenue                          $ 472,148  $       -  $        -  $  472,148

Segment operating profit (loss)  $(129,532) $       -  $  178,527  $   48,995

Identifiable assets              $ 388,660  $ 150,865  $  572,036  $1,111,561

Depreciation and amortization    $  24,656  $       -  $2,744,054  $2,768,710

1993

Revenue                          $       -  $       -  $        -  $        -

Segment operating profit (loss)  $  (2,282) $       -  $  690,624  $  688,342

Identifiable assets              $      -   $       -  $  660,023  $  660,023

Depreciation and amortization    $      -   $       -  $2,555,213  $2,555,213

8.  COMMITMENTS AND CONTINGENCIES

The Company is subject to extensive Federal, State and local environmental laws and regulations. These laws, which are constantly changing, include regulations of the discharge of materials into the environment. The Company believes that it is in compliance with existing laws and regulations.

LEASES

The Company is committed under non-cancellable leases for office space, which expire in 1998. Future minimum payments are as follows:

                      1995                   $80,400
                      1996                    80,400
                      1997                    80,400
                      1998                    33,500

9.  RELATED PARTY TRANSACTIONS

Related party transactions are described as follows:

The Company has in the past, advanced and received funds with related parties. All of these transactions have been included in discontinued operations (see
Note 3), including the amount from net assets from discontinued operations.

10. SUBSEQUENT EVENTS

a) On April 22, 1995, the Company signed a Project Development and Shareholders' Agreement relating to the power generating plant in Pakistan which converted the indirect equity holding into direct investment in Saba Power.

b) On January 20, 1995, the Company's parent entered into a definitive merger agreement with Meteor Industries, Inc. (Meteor), a United States public company engaged in the wholesale and retail marketing of petroleum products with operations in Colorado and New Mexico. The Company's parent was to exchange shares of the parent for all the shares of Meteor. Although the number of shares was to be determined, the Company's parent would issue a maximum of 2,091,250 shares. This agreement was cancelled and a new agreement between the Company, its parent, and Meteor was entered into and closed on December 1, 1995.

The new agreement merged the Company with Meteor in a reverse takeover whereby all of the shares of the Company were exchanged for 1,745,000 shares of Meteor, representing 57.8% of the total outstanding shares of Meteor after the transaction. In connection with this agreement, the Company transferred its interest in Saba Petroleum Company and certain other assets and liabilities to another wholly-owned subsidiary of the Company's parent. This resulted in the discontinuation of operations in oil and gas production and in other assets, liabilities and revenues and expenses which are allocated to discontinued operation (see Note 3). The acquisition will be accounted for as a purchase of Meteor by the Company with income being recorded from the date of acquisition. The estimated purchase price allocation based upon the August 31, 1995 financial statements of Meteor is as follows:

              Current assets                 $ 6,682,503
              Capital assets                   7,677,652
              Other assets                     2,131,081
              Current liabilities             (6,950,574)
              Long-term liabilities           (2,095,660)
              Deferred taxes                  (1,682,051)
              Minority interest               (3,488,310)
                                             $ 2,274,641

c) On September 15, 1995, the Company sold its interest in Saba de Colombia, Inc. The proceeds of the sale were used to advance monies to Saba Petroleum Company and to pay some liabilities. The operations of Saba de Colombia, Inc. and the gain on sale are included in discontinued operations (see Note 3).

d)   Restructuring of the Saba Power commitment as disclosed in Note 5.

11. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

There are no material differences between Canadian and U.S. GAAP.

                     SQUIRE & WOODWARD, P.C.
            Certified Public Accountants - Consultants

                    2730 San Pedro NE, Suite D
                  Albuquerque, New Mexico 87110
                           505/881-3408
                         FAX 505/881-6597



To the Board of Directors and Stockholders
 of Hillger Oil Company
Las Cruces, New Mexico



                  INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of Hillger Oil Company as of March 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years ended March 31, 1995 and 1994, and the statements of income and cash flows for the year ended March 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hillger Oil Company as of March 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended March 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.


/s/ Squire & Woodward, P.C.
Squire & Woodward, P.C.

August 18, 1995

                       HILLGER OIL COMPANY
                          BALANCE SHEETS

                     March 31, 1995 and 1994

                              ASSETS
                                                    March 31,    March 31,
                                                      1995        1994
Current assets

  Cash                                             $1,087,592   $  394,704
  Accounts receivable, net of an allowance
    for doubtful accounts of $15,700 for
    1995 and $11,400 for 1994                         480,650      498,674
  Investments                                             254      200,296
  Inventory                                           537,378      548,889
  Note receivable                                      18,014       25,135
  Deferred tax asset                                   80,789       14,355
  Other current assets                                175,747       93,134

    Total current assets                            2,380,424    1,775,187

Property and equipment, at cost, partially
  pledged net of an accumulated depreciation of
  $1,291,356 for 1995, and $1,236,293 for 1994        458,685    1,241,589

Other assets

  Note receivable                                                  18,0014
  Notes receivable - related parties                    9,000       27,929
  Loans receivable - related parties                                75,290
  Other assets                                            580       43,782

    Total other assets                                  9,580      165,015

      Total assets                                 $2,848,689   $3,181,791





















See accompanying notes to financial statements.

                       HILLGER OIL COMPANY
                          BALANCE SHEETS

                     March 31, 1995 and 1994

               LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    March 31,    March 31,
                                                      1995        1994

Current liabilities

  Accounts payable                                 $  887,084   $  907,537
  Note payable                                         59,796
  Current portion of long-term debt                   616,587       91,033
  Taxes payable                                       365,763      397,079
  Accrued expenses                                     16,147       60,803
  Total current liabilities                         1,945,377    1,456,452

Long-term debt, net of current portion

  Notes payable                                       323,502      940,085

Deferred taxes                                         68,705       50,426

  Total liabilities                                 2,337,584    2,446,963

Stockholders' equity

  Common stock - $100 par value, 2,500
    shares authorized; 2,500 shares issued
    and outstanding                                   250,000      250,000
  Retained earnings                                   261,105      484,828

      Total stockholders' equity                      511,105      734,828

          Total liabilities and stockholders'
            equity                                 $2,848,689   $3,181,791



















See accompanying notes to financial statements.

                       HILLGER OIL COMPANY
                       STATEMENTS OF INCOME

        For the years ended March 31, 1995, 1994 and 1993

                                      1995            1994            1993

Sales                              $22,433,358    $22,522,125    $ 21,968,747

Cost of sales                       18,386,786     18,852,433      18,848,952

  Gross profit                       4,046,572      3,669,692       3,119,795

Operating expenses

  Operating expenses                 4,265,018      3,284,376       2,912,747

  Depreciation and amortization        196,361        222,869         212,840

    Total operating expenses         4,461,379      3,507,245       3,125,587

      Income (loss) from
      operations                      (414,807)       162,447          (5,792)

Other income and expenses

  Interest income                       22,143         14,913           8,597
  Dividend income                       19,185
  Gain on sale of assets                85,090          2,497
  Other income                          70,408         90,222         200,473
  Interest expense                     (86,439)       (94,705)       (114,506)

    Total other income                 110,387         12,927          94,564

      Income (loss) before
      income taxes                    (304,420)       175,374          88,772

Provision for income taxes             (88,790)        76,838          18,190

  Net income (loss)                $  (215,630)  $     98,536     $    70,582

















See accompanying notes to financial statements.

                       HILLGER OIL COMPANY
                STATEMENTS OF STOCKHOLDERS' EQUITY

        For the years ended March 31, 1995, 1994 and 1993

                                          Common      Retained
                                           Stock      Earnings        Total

April 1, 1993                           $  250,000   $  387,786    $  637,786

  Net income                                             98,536        98,536
  Payment on reissued treasury stock                     (1,494)       (1,494)

March 31, 1994                             250,000      484,828       734,828

  Net loss                                             (215,630)     (215,630)
  Payment on reissued treasury stock                     (8,093)       (8,093)

March 31, 1995                          $  250,000   $  261,105    $  511,105






































See accompanying notes to financial statements.

                       HILLGER OIL COMPANY
                     STATEMENTS OF CASH FLOWS

        For the years ended March 31, 1995, 1994 and 1993

           Increase (Decrease) in Cash and Equivalents

                                           1995         1994         1993

Cash flows from operating activities
  Cash received from customers          $22,437,917  $22,535,310  $21,896,872
  Interest and dividends received            41,328       14,913        8,597
  Other operating cash receipts              70,408       90,222      200,473
  Cash paid to suppliers and employees  (21,904,758) (21,991,899) (21,678,371)
  Interest paid                             (86,439)     (94,705)    (114,506)
  Income taxes paid                         (35,503)     (21,344)     (10,361)
  Other operating cash payments              (9,153)      (4,973)      (1,045)

    Net cash provided by
      operating activities                  513,800      527,524      301,659

Cash flows from investing activities
  Cash paid for purchase of investments    (400,534)    (199,597)
  Cash paid for purchases of property
    and equipment                           (79,483)    (340,807)    (933,517)
  Cash proceeds from sale of
    investments                             405,533
  Cash proceeds from sale of property       200,000      172,496
  Cash proceeds from image
    reimbursements                           72,350
  Decrease (increase) in notes
    receivable                               25,135       61,917      (62,734)
  Increase in related party receivables      (4,587)     (16,763)         (27)

    Net cash provided (used) by
      investing activities                  218,414     (322,754)    (996,278)

Cash flows from financing activities
  Long-term borrowings                                                939,739
  Net borrowings on short-term
    note payable                             59,796      (23,538)      23,538
  Principal payments on long-term debt      (91,029)    (429,055)
  Payments made on reissued
    treasury stock                           (8,093)      (1,494)      (1,409)

    Net cash provided (used) by
      financing activities                  (39,326)    (454,087)     961,868

Net increase (decrease) in cash and
  equivalents                               692,888     (249,317)     267,249

Cash and equivalents, beginning of year     394,704      644,021      376,772

Cash and equivalents, end of year       $ 1,087,592  $   394,704  $   644,021

                       HILLGER OIL COMPANY
                     STATEMENTS OF CASH FLOWS

        For the years ended March 31, 1995, 1994 and 1993
                           (Continued)

                                           1995         1994         1993

Reconciliation of net income (loss) to
  net cash provided (used) by
  operating activities

    Net income (loss)                   $  (215,630) $    98,536  $    70,582

  Adjustments to reconcile net
    income (loss) to net cash
    provided (used) by operating
    activities:

    Depreciation and amortization           196,361      222,869      212,840
    Gain on disposal of property and
      equipment                            (113,345)      (2,497)
    Loss on disposal of investments          28,255
    Deferred income taxes                   (48,155)      52,705        2,196
    Deferred compensation                   772,615
    Decrease in accounts receivable          18,024       22,027       88,807
    Decrease (increase) in prepaid
      expenses                              (88,561)       1,323      (34,931)
    Decrease (increase) in inventories       11,511       34,309      (62,021)
    Decrease (increase) in other
      current assets                          5,948      (14,110)       4,139
    Decrease (increase) in other assets      43,202      (13,351)     (30,351)
    Decrease in accounts payable            (20,453)     (12,644)        (692)
    Increase (decrease) in accrued
      liabilities                           (64,739)     135,568       45,457
    Increase (decrease) in income
      taxes payable                         (11,233)       2,789        5,633

        Total adjustments                   729,430      428,988      231,077

          Net cash provided by
          operating activities          $   513,800  $   527,524  $   301,659

                       HILLGER OIL COMPANY
                  NOTES TO FINANCIAL STATEMENTS

                          March 31, 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Hillger Oil Company (the company) is presented to assist in the understanding of the company's financial statements. The financial statements and notes are representations of the company's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     BUSINESS ACTIVITY - The company was incorporated February 20, 1950, under the laws of the state of New Mexico. The company is a retail and wholesale distributor of petroleum products and also sells various products at retail in its convenience stores. The company grants credit to customers, substantially all of whom are local businesses or individuals.

     ACCOUNTS RECEIVABLE - Accounts receivable are stated at net realizable value, using the allowance method of accounting for bad debts.

     INVESTMENTS - Investments consist of marketable securities classified as available-for-sale and are valued at cost which approximates market value.

     INVENTORIES - Inventories of petroleum products, greases and oils, and related products are valued at average cost which is not in excess of market. Sundries inventories are valued by the retail method and stated on the First-In, First-Out (FIFO) basis which is lower than market.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense in the year incurred. Renewals and material betterments are capitalized. Gains and losses on disposition are credited or charged to income during the year of disposition. See Note 3.

     DEPRECIATION - Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets. The estimated useful lives are as follows:

                    Description                         Lives
          Buildings and leasehold improvements        5 to 40 years
          Equipment                                   5 to 20 years
          Vehicles                                    5 to 10 years

     INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and contribution carryforwards that are available to offset future taxable income. See Note 7.

     ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expensed or capitalized as appropriate for each expenditure. Whenever an expenditure relates to an existing condition caused by past operations and does not contribute to future revenues, the expenditure is expensed currently. Liabilities are recorded when remedial efforts are probable and the cost can be reasonably estimated.

     COMPENSATED ABSENCES - Employees of the company are entitled to paid vacation and paid sick days off, depending on length of service and other factors.

     ADVERTISING COSTS - Advertising costs are expensed as incurred.  See Note
9.

     CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2 - INVESTMENTS

     At March 31, 1995 and 1994, investments were classified as available-for-sale and consisted of the following:

                                                 1995      1994
     Equity securities:
       Tri-state Grocery stock                  $        $    699

     Debt securities:
       Mutual funds investing in U.S.
         government securities                    254      93,014
       Municipal security - 5.875%,
         June 1, 2023                                     106,583

           Total investments                    $ 254    $200,296

Cost approximates fair value of investments. Unrealized holding gains and losses are considered by management to be immaterial.

For the years ended March 31, 1995 and 1994, sales of investments occurred as follows:
                                                   1995      1994
     Proceeds from sales                        $ 405,533    $
     Cost basis                                  (433,788)      0

       Net loss on sale of investments          $ (28,255)   $  0

     Gross realized gains or losses were
     as follows:
       Gross realized gains                     $   1,792    $
       Gross realized losses                      (30,047)      0

         Net loss on sale of investments        $ (28,255)   $  0

The basis on which cost was determined in computing realized gain or loss was the specific identification method.

NOTE 3 - PROPERTY AND EQUIPMENT

     The major classifications of property and equipment are as follows:

                                                 1995          1994
     Building and leasehold improvements     $    63,133   $   747,627
     Equipment                                 1,152,151     1,179,970
     Vehicles                                    534,757       550,285
                                               1,750,041     2,477,882
     Accumulated depreciation                 (1,291,356)   (1,236,293)

       Net property and equipment            $   458,685    $1,241,589

For the years ended March 31, 1995 and 1994, the company deducted depreciation of $196,361 and $222,869, respectively.

NOTE 4 - NOTE RECEIVABLE

     At March 31, 1995 and 1994, note receivable consisted of the following:

                                                   1995     1994
     Note receivable, $2,400 per month,
     including interest at 11.5%, unsecured.     $18,014   $43,149

NOTE 5 - NOTES RECEIVABLE - RELATED PARTIES

     At March 31, 1995 and 1994, notes receivable from related parties consisted of the following:
                                                   1995     1994
     Note receivable - stockholder, due on
       demand with 10% interest, unsecured        $        $27,929

     Note receivable - employee, due upon
       receipt of employee benefit plan
       funds (closed March 31, 1995), with
       interest at 10%, unsecured                  9,000

         Total notes receivable -
           related parties                        $9,000   $27,929

NOTE 6 - NOTE PAYABLE

At March 31, 1995, note payable consisted of an insurance note, payable in quarterly installments of $29,900 with no interest due.

NOTE 7 - INCOME TAXES

At March 31, 1995 and 1994, the net deferred income taxes in the accompanying balance sheets included the following components:

                                                  1995       1994
     Current:
       Deferred tax asset - federal             $(71,935)  $(12,579)
       Deferred tax asset - state                 (8,854)    (1,776)

         Net current deferred tax asset         $(80,789)  $(14,355)

     Noncurrent:
       Deferred tax asset - federal             $   (748)  $
       Deferred tax asset - state                    (92)
       Deferred tax liability - federal           61,924     44,188
       Deferred tax liability - state              7,621      6,238

         Net noncurrent deferred tax liability  $ 68,705   $ 50,426

At March 31, 1995, 1994, and 1993, the provision for income taxes consisted of the following components:
                                            1995      1994      1993
Current income tax (benefit)             $(40,635)  $24,133   $15,994
Deferred income tax (benefit)             (14,240)   52,705     2,196
Benefit of operating loss
  carryforward                            (33,915)

    Total provision for income tax       $(88,790)  $76,838   $18,190

The deferred tax liabilities result from the use of accelerated methods of depreciation of property and equipment. The deferred tax assets result from an allowance for bad debts that is not deductible for tax purposes until losses are identified and written off and from operating loss and contribution carryforwards that are available to offset future taxable income.

The tax provisions differ from amounts that would be calculated by applying the statutory rates to income before income taxes because no tax assets have been recognized for nontaxable income totaling approximately $10,000 for 1995, and no tax liabilities have been recognized for nondeductible operating expenses totaling $16,000 for 1995 and 1994, and $24,000 for 1993, the company is subject to state income taxes, and the tax provisions consider the effect of graduated rates.

As of March 31, 1995, the company has an operating loss carryforward of $77,430 and a contribution carryforward of $9,153 available to offset future taxable income. The operating loss carryforward expires March 31, 2015, and the contribution carryforward expires March 31, 2000.

NOTE 8 - LONG-TERM DEBT

A summary of long-term debt as of March 31, 1995 and 1994, follows:

                                                  1995         1994
Note payable to stockholder,
monthly payments of $2,301.61,
including interest at 10.00%
per annum, due November 7, 2007.
Not secured.                                    $ 194,661   $  202,071

Note payable to First National
Bank in Albuquerque, monthly
payments of $2,007.98, including
interest at the bank's base rate
plus 1.00% per annum, due
December 3, 1996.  Secured by
trailers.                                                       53,300

Mortgage payable to Western
Bank, monthly payments of $6,493.97,
including interest at 8.50% per
annum with the balance of the note due
February 28, 1996.  Secured by
stockholder assets.                               606,047      631,267

Mortgage payable to Norwest
Bank New Mexico (formerly United New
Mexico Bank), monthly payments of
$1,348.38, including interest at
Chase Manhattan Bank prime plus 1.00%,
balance due April 15, 2000. Secured by
stockholder assets.                               139,381      144,480

                                                  940,089    1,031,118

  Less current maturities                        (616,587)     (91,033)

    Net long-term debt                          $ 323,502   $  940,085

Long-term debt maturing in the next five years consists of the following:

                         1996            $616,587
                         1997              11,643
                         1998              12,863
                         1999              14,210
                         2000             140,607
                         Thereafter       144,179

NOTE 9 - ADVERTISING

For the years ended March 31, 1995, 1994, and 1993, the total amounts charged to advertising expense were $14,145, $10,680, and $13,939, respectively.

NOTE 10 - RELATED PARTY TRANSACTIONS

Hillger Oil Company leases from the stockholders, either directly or indirectly through an affiliated company, various real property and equipment. Amounts included in rent expense and paid to the related parties for the year ended March 31, 1995, were $640,522 and approximately $529,000 for each of the years ended March 31, 1994 and 1993. See Note 16 for additional information on the operating leases.

Pursuant to an agreement dated August 1, 1962, the company reacquired 201 shares of stock in exchange for forgiveness of debt of $10,647 and $200 per month so long as the stockholders or the survivor of them shall live. The stock was subsequently reissued. On November 15, 1993, the Board of Directors approved an increase in the monthly payment to $600. Pursuant to the sale of the company, as discussed in Note 17, the agreement was terminated as of March 31, 1995. For the years ended March 31, 1995, 1994, and 1993 payments made under the agreement were charged to retained earnings in the amount of $8,093, $1,494, and $1,409, respectively.

The company has advanced various amounts of money to stockholders and employees. In addition to the notes receivable discussed in Note 5, loans receivable in the amount of $75,290 from various stockholders existed at March 31, 1994.

In 1992, the company borrowed $214,182 from a stockholder. The terms and balances of the note are discussed in Note 8. For the years ended March 31, 1995, 1994, and 1993, interest was paid in the amounts of $20,204, $20,906, and $7,113, respectively.

NOTE 11 - CREDIT RISK

The company grants credit, generally without collateral, to its customers which are located primarily in New Mexico. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk.

NOTE 12 - CONTINGENCIES

The company utilizes underground tanks at various locations to store petroleum products and is therefore subject to the various federal and state statutes concerning environmental protection, as well as the New Mexico Ground Water Protection Act. The various federal and state statutes are designed to identify environmental damage, identify hazardous material and/or operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action as necessary.

Environmental regulation is a relatively new area and its extent as well as its application will ultimately be defined by case law. The state of New Mexico has recognized the potential cleanup costs resulting from such regulations, and the New Mexico Ground Water Protection Act has included the establishment of a corrective action fund. The purpose of the fund is to provide monetary assistance in both assessing site damage and correcting the damage where such costs are in excess of $10,000 per site. Assistance is not available to repair or replace underground tanks or equipment. The law specifies requirements which must have been met for an applicant to be eligible, including a provision that payments will be made in accordance with regulations (which have not been issued), and states that payments from the corrective action fund are limited to amounts in that fund.

The company will be responsible for any contamination of land it owns or leases. However, the company may have limitations on any potential contamination liabilities as well as claims for reimbursement from third parties. During the years ended March 31, 1995, 1994, and 1993, the company expended $26,373, $30,596, and $21,504, respectively for pollution repairs.

NOTE 13 - DEFINED CONTRIBUTION PLAN

The company adopted a 401(k) profit sharing plan effective April 1, 1994. In order to be eligible to participate in the plan, the employee must be credited with a year of service, and must have attained the age of 21. No employees are excluded from the plan. Contributions to the plan are voluntary through a salary reduction agreement up to a maximum of 15% of compensation. Matching contributions and other additional contributions may be made by the employer at the employer's discretion. As of March 31, 1995, $34,018 in matching contributions had been made by the company.

NOTE 14 - DEFINED BENEFIT PLAN

The company had adopted a defined benefit pension plan. Participation in the plan required an employee to complete one year of service and be at least 21 years old. Participants were vested in their accounts over a period of six years. The employer had a fixed obligation to contribute each plan year to the trust fund the amount the plan's actuary determined was necessary to fund retirement benefits under the plan. Plan assets consist primarily of investments in corporate debt and equity securities. The plan was terminated effective March 31, 1995. The plan assets had not yet been settled.

Pension expense for March 31, 1995, 1994, and 1993, includes the following components:

                                                 1995      1994      1993
Service cost of the current period             $ 75,823  $ 42,837  $ 59,418
Interest cost on the projected benefit
  obligation                                      7,916     3,725     2,676
Actual return on assets held in the plan        (10,732)   (8,890)  (24,757)
Net amortization of prior service cost,
  transition liability, and net gain                403     1,030     1,400

    Pension expense                            $ 73,410  $ 38,702  $ 38,737

The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheet at March 31, 1995 and 1994:

Actuarial present value of benefit obligations:
                                                   1995        1994
  Vested benefits                               $ 163,145   $ 159,309

  Nonvested benefits

  Accumulated benefit obligation                  163,145     159,309

  Effect of anticipated future
    compensation levels and other events            1,049       4,603

  Projected benefit obligation                    164,194     163,912

  Fair value of assets held in the plan           164,194     133,912

  Unfunded excess of projected
    benefit obligation over plan assets         $       0   $  30,000

The weighted average discount rate used to measure the projected benefit obligation is 6%, the rate of increase in future compensation levels is 2%, and the expected long-term rate of return on assets is 6%. The company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

NOTE 15 - OPERATING LEASES

At March 31, 1995, the company leased various properties under month-to-month operating leases. In addition, the company leased two trucks under month-to-month operating leases. The terms of the various leases require the company to pay for all taxes, maintenance, insurance, and other operating expenses.

Aggregate rental expense totaled $689,474, $659,004, and $569,909 for the years ended March 31, 1995, 1994 and 1993, respectively.

The operating leases for the various properties were renegotiated upon the sale of Hillger Oil Company to Meteor Industries, Inc. (See Note 17). The new lease commences on the closing date of the sale of the company for a term of 10 years with an option for three additional 5-year terms. The company is required to pay for all taxes, maintenance, insurance, and other operating expenses. The lease payments will start at $38,790 per month for the first year, with an increase of 2.5% per year for each term under this lease.

Minimum future rental payments under operating leases having remaining terms in excess of 1 year as of March 31, 1995, for each of the next five years and in the aggregate are:

     Year ended March 31:                         Amount
            1996                                $  465,480
            1997                                   477,117
            1998                                   489,045
            1999                                   501,271
            2000                                   513,803
      Subsequent to 2000                         2,768,234

        Total minimum future rental payments    $5,214,950

Annual minimum future rental payments have not been reduced by $42,000 of sublease rentals to be received in the future under noncancelable subleases.

NOTE 16 - SUBSEQUENT EVENTS

On April 7, 1995, Meteor Industries, Inc., purchased 100% of the issued and outstanding common stock of Hillger Oil Company for cash and notes.

At closing, Hillger Oil Company obtained a new revolving line-of-credit for $1,500,000, which is limited to approximately $500,000 until the borrowing base of Hillger Oil Company as defined in the credit agreement increases or decreases. The interest rate is the Norwest base rate plus 2%. The line is secured by the trade accounts receivable and inventory of Hillger Oil Company. The company also obtained a term note of $375,000. The interest rate is the Norwest base rate plus 3%. The term note is secured by property and equipment of Hillger Oil Company. A total of $875,000 was borrowed at closing to pay off existing debt and consummate the transaction as described above. The notes are due June 30, 1998.

                     SQUIRE & WOODWARD, P.C.
            Certified Public Accountants - Consultants

                    2730 San Pedro NE, Suite D
                  Albuquerque, New Mexico 87110
                           505/881-3408
                         FAX 505/881-6597


To the Board of Directors and Stockholders
 of Graves Oil & Butane Co., Inc. and Subsidiary
Farmington, New Mexico

                  INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Graves Oil & Butane Co., Inc. And subsidiary as of August 31, 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's
management.   Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graves Oil & Butane Co. and subsidiary, as of August 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Squire & Woodward, P.C.
Squire & Woodward, P.C.

November 23, 1993

                   GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
                    Consolidated Balance Sheet
                      As of August 31, 1993

                              ASSETS

Current assets
     Cash and cash equivalents, partially restricted        $       123,634
     Marketable securities                                           41,858
     Accounts receivable, net of allowance
      for doubtful accounts of $165,000                           3,727,901
     Notes receivable                                                32,735
     Related party receivable                                       134,916
     Inventory                                                      743,839
     Deferred tax asset                                             189,968
     Other current assets                                            45,417

          Total current assets                                    5,040,268

Property, plant and equipment, net of
 accumulated depreciation of $5,680,354                           3,599,604

Other assets
     Notes receivable                                                60,043
     Notes receivable, shareholder                                  677,440
     Intangibles, net of accumulated
      amortization of $38,240                                       133,239
     Investment in closely held business                             75,000
     Loan receivable, shareholder                                   100,000
     Other assets                                                    24,152

          Total other assets                                      1,069,874

               TOTAL ASSETS                                   $   9,709,746






















See accountants' report and notes to financial statements.

                   GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
                    Consolidated Balance Sheet
                      As of August 31, 1993

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Note payable                                             $      200,000
     Accounts payable, trade                                       1,470,226
     Current portion, long-term debt                                 178,661
     Loan payable to shareholder                                      82,000
     Accrued wages                                                    62,422
     Payroll taxes payable                                            17,645
     Sales taxes payable                                              54,755
     Excise taxes payable                                            681,729
     Income taxes payable                                             18,252

          Total current liabilities                                2,765,690

Long-term debt, net of current portion                               654,151

Deferred tax payable                                                  86,775

Stockholders' equity
     Capital stock ($1.00 par value; 2,000,000 shares
      authorized, issued and outstanding                           2,000,000
     Paid-in capital                                                 108,999
     Retained earnings                                             4,094,131

          Total stockholders' equity                               6,203,130

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 9,709,746
























See accountants' report and notes to financial statements.

                   GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
                 Consolidated Statement of Income
                For the Year Ended August 31, 1993

Revenues

     Sales                                                    $ 42,889,645
     Cost of sales                                              37,057,554

          Gross profit                                           5,832,091

Expenses

     Truck and delivery                                          1,633,344
     Operating                                                   1,951,173
     General and administrative                                    962,626
     Selling                                                       218,491
     Insurance                                                     489,938
     Interest                                                      112,451
     Taxes                                                         513,902
     Depreciation                                                  357,965
     Amortization                                                   15,296

          Total expenses                                         5,355,186

               Income from operations                              476,905

Other income

     Interest income                                               205,824
     Dividend income                                                50,206
     Gain on sale of assets                                        346,254
     Other income                                                  182,522

          Income before income taxes                             1,261,711

Provision for income taxes                                        (303,499)

          Net income                                        $      958,212

















See accountants' report and notes to financial statements.

                  GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
           Consolidated Statement of Retained Earnings
                For the Year Ended August 31, 1993



Retained earnings - August 31, 1992
     as previously reported                           $ 4,277,230

Prior period adjustments                                 (244,112)

Retained earnings - August 31, 1992
     as restated                                        4,033,118

     Net income                                           958,212

     Dividends paid                                      (897,199)

Retained earnings - August 31, 1993                   $ 4,094,131





































See accountants' report and notes to financial statements.

                  GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
               Consolidated Statement of Cash Flows
                For the Year Ended August 31, 1993

Cash flows from operating activities

  Net income                                                 $   958,212
  Adjustments to reconcile net income
    to net cash provided by operating activities
      Depreciation and amortization                              373,261
      Equity accounting increase                                 (30,886)
      Deferred tax benefit                                       285,462
      Gain on sale of assets                                    (346,254)
      Changes in assets and liabilities
        Accounts receivable                                     (106,548)
        Inventories                                               37,765
        Other current assets                                     144,917
        Accounts payable                                        (319,881)
        Accrued wages                                             24,159
        Interest payable                                          (1,228)
        Income taxes payable                                      18,252
        Other taxes payable                                      145,123

          Net cash provided by operating activities            1,182,354

Cash flows from investing activities

  Cash payments for the purchase of property                    (169,738)
  Cash payments on related party receivable                     (112,881)
  Collections of shareholder note receivable                      56,411
  Collections on notes receivable                                 56,111
  Collections on related party receivable                        484,661
  Cash proceeds form the sale of assets

          Net cash provided by (used by) investing activities    314,564

Cash flows from financing activities

  Cash dividends                                                (225,000)
  Net payments on short-term debt                               (792,117)
  Proceeds on loan payable to shareholder                         40,255
  Principal payments on long-term debt                          (167,021)

          Net cash provided by financing activities           (1,143,883)

Net increase (decrease) in cash and cash equivalents             353,035

Cash and cash equivalents at beginning of year                  (229,401)

Cash and cash equivalents at end of year                     $   123,634






See accountants' report and notes to financial statements.

                    GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
               Consolidated Statement of Cash Flows
                For the Year Ended August 31, 1993



SUPPLEMENTAL INFORMATION

  Cash paid for interest during the year                        $   112,451


NONCASH TRANSACTIONS

  Prior period adjustments
    Cost of sales                                               $   104,432
    Notes receivable                                                145,971
    Property, plant and equipment                                    72,208
    Accounts payable                                                 67,955
    Income taxes                                                   (146,454)

      Total change to retained earnings                         $   244,112

PROPERTY EXCHANGES

  Investments in marketable securities                          $  (112,439)
  Loan receivable from shareholder                                 (100,000)
  Property, plant and equipment                                     212,439

      Total property exchanges                                  $         -

NONCASH DIVIDENDS

  Investments in marketable securities                          $   555,532
  Investments in hangar                                              66,667
  Forgiveness of debt on the Note Receivable                         50,000

       Total noncash dividends                                  $   672,199



















See accountants' report and notes to financial statements.

                  GRAVES OIL & BUTANE CO., INC.
                          AND SUBSIDIARY
                  Notes to Financial Statements
                      As of August 31, 1993

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Graves Oil & Butane Co., Inc. and Subsidiary is presented to assist in the understanding of the company's financial statements. The financial statements and notes are representations of the company's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     BUSINESS ACTIVITY -- The company was incorporated in September, 1958 in New Mexico and is also authorized to do business in Arizona, Colorado and Utah. The company sells petroleum products at the wholesale and retail level throughout the four state area. In 1991, the company acquired all the stock of El Boracho, Inc. This subsidiary has no activity other than holding a liquor license for the Albuquerque convenience store.

     PRINCIPALS OF CONSOLIDATION -- The consolidated financial statements of Graves Oil & Butane Co., Inc. and its consolidated subsidiary, El Boracho, Inc. include all the accounts of El Boracho, Inc. All intercompany transactions and balances have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include certificates of deposit or cash in local banks. The cash is unrestricted and can be withdrawn at any time.

     INVENTORIES -- Inventories of petroleum products, greases and oils, and related products are valued at Last In, First Out (LIFO) cost, which is not in excess of market. The company determines its LIFO reserve using the link chain dollar value method. Sundries inventories are valued by the retail method and stated on the First In, First Out (FIFO) basis which is lower than market.

     FIXED ASSETS -- Fixed assets are stated at cost; major renewals and improvements are charged to the fixed assets accounts, while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expended currently. At the time fixed assets are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

     DEPRECIATION -- Depreciation is recorded principally on the straight line method at rates based on the estimated useful lives of the assets. The estimated useful lives are as follows:

                      Description                     Lives
               Buildings and improvements          5 to 40 years
               Office equipment                    5 to 7 years
               Operating equipment                 3 to 16 years
               General and administrative          5 to 20 years
               Marketing equipment                 5 to 10 years
               Delivery equipment                  5 to 10 years

     AMORTIZATION OF COVENANTS -- Covenants not to compete are valued at cost and are amortized over a 60 month period.

     INCOME TAXES -- Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future income taxes.

     ENVIRONMENTAL EXPENDITURES -- Expenditures that relate to current operation are expended or capitalized as appropriate for each expenditure. Whenever an expenditure relates to an existing condition caused by past operations and does not contribute to future revenues, the expenditure is expended currently. Liabilities are recorded when remedial efforts are probable and the cost can be reasonably estimated.

NOTE 2 -- MARKETABLE SECURITIES

The company invests in various publicly traded companies. The cost of these investments are reported at the original purchase price of each stock. A summary of these stocks is as follows:

                                         Carrying     Fair Market     Current
                                           Value         Value       Dividends

500 shares of Texaco                     $ 17,000      $ 32,435       $ 1,200
1,000 shares of Kerr McGee                 23,390        55,370         1,520
156 shares of Smith International           1,468         1,877             -

                                         $ 41,858      $ 89,682       $ 2,720

NOTE 3 -- NOTES RECEIVABLE

The notes receivable consist of the following:
                                                        Current    Noncurrent
                                             Total      Portion     Portion
Note receivable, $423 per month
including interest at 10%, unsecured.
Receivable from officer.                    $10,282     $ 4,250     $ 6,032

Note receivable, $800 per month
including interest at 12%, unsecured.        29,279       6,087      23,192

Note receivable, $250 per month
including interest at 9%.  Also, the
purchaser shall pay 9% of remaining
balance on June 15, secured by real
estate.                                       7,020       2,368       4,652

Note receivable, $519 per month
including interest at 9%, secured
by real estate.                              18,735       4,519      14,216

Note receivable, due January 20, 1995,
for $14,110 plus interest at 10%,
secured by real estate                       14,110      14,110           -

Note receivable, $228 per month
including interest at 10%, secured by
real estate.                                 13,352       1,401      11,951

     Total                                  $92,778     $32,735     $60,043

NOTE 4 -- RELATED PARTY RECEIVABLE

During the year, amounts were advanced to a relative of the company's 100% stockholder for the purchase of equipment necessary to establish a sales facility for gasoline. The amount was receivable upon completion of installation of the equipment, which occurred on September 28, 1993.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

The major classifications of property and equipment are as follows:

                                                 Amount
          Buildings and improvements          $ 4,085,363
          Delivery equipment                    2,369,020
          Operating equipment                   1,510,796
          Land                                    914,873
          Marketing equipment                      79,815
          General and administrative              236,262
          Office equipment                         83,839

          Accumulated depreciation             (5,680,354)

               Net property, plant
                 and equipment                $ 3,599,604

For the current year, the company deducted depreciation of $357,965.

NOTE 6 -- NOTE RECEIVABLE STOCKHOLDER

The company has an outstanding note receivable from its 100% stockholder in the amount of $650,000. The note is payable on demand or at the sale of the underlying security. Interest is determined using the applicable federal rate. The note is secured by real estate. At August 31, 1993, accrued interest receivable totaled $27,440.

NOTE 7 -- INTANGIBLES

Intangible assets consist of a five year covenant not to compete agreement resulting from the acquisition of Southwest Petroleum on September 1, 1990, which has a carrying value of $38,239, net of accumulated amortization of $38,240, and a liquor license acquired in 1991 at a cost of $95,000.

NOTE 8 -- INVESTMENTS IN CLOSELY HELD BUSINESS

The company owns 1,500 shares of common stock, no par value, of the First Place Financial Corporation. The stocks were acquired in August 1986 for $50 per share. The company reports the stocks of closely held business under the cost method in the amount of $75,000. These stocks are not publicly traded. The Board of Directors of First Place Financial Corporation set a fair market value price of their stocks at $87 per share for a value of $130,500. During the year, the company received dividends of $6,600.

NOTE 9 - LOAN RECEIVABLE SHAREHOLDER

During the current fiscal year, the company sold an airplane to its 100% shareholder. Terms of the sale included a loan receivable in the amount of $100,000.

NOTE 10 -- NOTE PAYABLE

The company has a $1,600,000 revolving bank credit facility which expires December 31, 1993, bearing interest at prime plus 1.55%, 7.55% at August 31, 1993. The note is secured by trade accounts receivable, inventory, real estate and First Place Financial Corporation stock. The agreement requires the company to maintain certain net worth and performance ratio levels. As discussed in Note 2, payments on this loan are made through collateral cash accounts in the name of the lender. The balance outstanding at August 31, 1994, was $2,700,165.

NOTE 11 -- LOAN PAYABLE TO SHAREHOLDER

The company leases real estate in Colorado from its 100% shareholder and subleases the property to a truck stop operator. As of August 31, 1993 unpaid rent owed by the company to the shareholder totaled $82,000.

NOTE 12 -- LONG-TERM DEBT

Long-term debt at August 31, 1993, consisted of the following:

                                                      Current     Long-term
                                          Total       portion      portion
Note payable, First National
Bank of Farmington, payments
of $19,000 monthly including
interest at prime plus 1% per
annum.  Secured by mortgage on
buildings and land.  Matures
January 1996.                           $ 788,814    $ 178,069    $ 610,745

Note payable, Federal Land Bank
of Durango, payments of $350
monthly including interest at
7.25% per annum (variable rate),
secured by mortgage on house and
land in Pagosa Springs, Colorado.
Matures in June 2011.                      43,998          592       43,406

               Total                    $ 832,812    $ 178,661    $ 654,151

The following is a schedule by years of the repayment of long-term debt:

                         Year ending
                         August 31,     Amount

                           1994       $ 179,661
                           1995         191,679
                           1996         420,405
                           1997             758
                           1998             823
                        Thereafter       40,486
                                      $ 832,812

NOTE 13 -- INCOME TAXES

The provision for income taxes from continuing operations consists of the following components:

               Current tax expense             $  18,037
               Deferred tax expense              285,462

               Total provision                 $ 303,499

The deferred tax asset (liability) in the accompanying balance sheet includes the following components:
                                               Current          Noncurrent
          Deferred tax asset, federal         $172,956          $       -
          Deferred tax asset, state             24,417
          Deferred tax liability, federal       (6,489)           (76,040)
          Deferred tax liability, state           (916)           (10,735)

          Deferred tax asset (liability)      $189,968           $(86,775)

The deferred tax liabilities result from the use of accelerated methods of depreciation of property and equipment and from a reduction in the allowance for bad debts. The deferred tax asset results from a net operating loss carryover which is available to offset future taxable income. The carryovers expire as follows:

          Contribution carryover

          August 31, 1996                     $  3,008
          August 31, 1997                          515
          August 31, 1998                          275

                                                 3,798
          Net operating loss carryover

          August 31, 2007                     $504,896

NOTE 14 -- RELATED PARTY TRANSACTIONS

The company leases real estate in Colorado from its 100% shareholder and subleases the property to a truck stop operator. The company pays ad valorem taxes and insurance expense on the property and as rent expense, pays to its shareholder an amount equal to $.01 for each gallon of fuel purchased by the truck stop operator and 7.5% of net restaurant sales. The rent expenses are credited to an account payable - shareholder and paid as requested. Expense for the current period was $55,128 and liability for unpaid lease expenses was $82,000, at August 31, 1993.

The company leases land from its shareholder on which are located its yard, warehouses and offices. No lease expense was paid or accrued during the current period but the parties have entered into an agreement which will provide for regular monthly payments of $500 beginning October 1, 1993. See
Note 19, Graves #2 Station, et al, for details.

The shareholder is indebted to the company for $677,440 as per Note 6. Interest paid on the note receivable for the year ended August 31, 1993 was $73,851.

During the current fiscal year, the company sold an airplane to its shareholder. Terms of the sale included a loan receivable in the amount of $100,000. No payments have been made as of August 31, 1993.

The company has land, buildings, and equipment in Springerville, Arizona and equipment in St. Johns, Arizona, which are used by a nephew of its stockholder. The nephew operates several businesses at the two locations. The company does not charge for the use of its assets but during the current period received revenue from the sale of its products in the amounts of $1,296,605, and $331,630 from St. Johns and Springerville, respectively.

NOTE 15 -- ENVIRONMENTAL PROTECTION EXPENDITURES

The company utilizes underground tanks at various locations to store petroleum products and is therefore subject to the various federal and state statutes concerning environmental protection, as well as the New Mexico Ground Water Protection Act. The various federal and state statutes are designed to identify environmental damage, identify hazardous material and/or operations, regulate operations engaged in hazardous activities, and establish procedures for remedial action as necessary.

Environmental regulation is a relatively new area and its extent as well as its application will ultimately be defined by case law. The State of New Mexico has recognized the potential cleanup costs resulting from such regulations, and the New Mexico Ground Water Protection Act has included the establishment of a corrective action fund. The purpose of the fund is to provide monetary assistance in both assessing site damage and correcting the damage where such costs are in excess of $10,000. Assistance is not available to repair or replace underground tanks or equipment. The law specifies requirements which must have been met for an applicant to be eligible, includes a provision that payments will be made in accordance with regulations (which have not yet been issued), and states that payment from the corrective action fund are limited to amounts in that fund.

The company will be responsible for any contamination of land it owns or leases. However, the company may have limitations on any potential contamination liabilities as well as claims for reimbursement from third parties. During the period ended August 31, 1993, the company expended $4,467 for site assessment and related cleanup costs, all of which was capitalized. The Company paid and expensed clean-up costs of $23,162 at a customer location.

NOTE 16 -- PURCHASE COMMITMENTS

The company is contingently liable for certain costs associated with leasehold improvements made by a supplier on property of customers of Graves Oil and Butane Company, Inc. The liability for the costs is amortized over a five year period with the company becoming responsible for payment to the supplier if fuel purchases fail to meet certain volumes. Originally the company was contingently liable on $84,576 unamortized costs. At August 31, 1993, the company was contingently liable on $64,802 unamortized costs. To date the company has made payments to the supplier totaling $4,229 for periods when purchase commitments were not met. Future losses, if any, cannot be estimated at this time.

NOTE 17 -- PRIOR PERIOD ADJUSTMENTS

The retained earnings include the following adjustments:

BAD DEBTS -- On August 31, 1992, the company included
doubtful accounts of $145,970 as notes receivable.  One
payor had filed for bankruptcy in March, 1992.  The
remaining three accounts were outstanding for several
years.  For the year ended August 31, 1993 net income
was overstated by $145,970 offset by $54,042 in
federal and state income taxes                                   $ 91,928

GENERAL PROPERTY AND LIABILITY INSURANCE -- On December
31, 1992, the company paid $67,955 in insurance
premiums which had not been properly accrued at
August 31, 1992.  For the year ended August 31, 1992,
net income was overstated by $67,955 offset by $25,159
in federal and state income taxes                                  42,796

PROPERTY AND EQUIPMENT -- The current listing of assets
included land, improvements and tanks that had been
sold or owned by the shareholder.  Total cost of these
properties was $148,959 and accumulated depreciation
was $76,750.  Federal and state income taxes are $26,734           45,475

COST OF SALES - The cost of certain gasoline sales made
prior to September 1, 1992 were not properly recognized
by the company.  For the year ended August 31, 1992, net
income was overstated $104,432 offset by $40,519 in
federal and state income taxes                                     63,913

                                                                 $244,112

NOTE 18 -- DIVIDENDS PAID

The sole shareholder received six dividends in the current period. These dividends included both cash and property. A description of each dividend is shown below:

Cash                                                             $225,000

150,000 shares of stock in Graves Propane of Arizona.
The dividend is valued at the estimated fair market value.        150,000

20,000 shares of stock in Black Mountain Gas Company.
The dividend is reported at the estimated fair market value.      240,000

Joint Venture in Hangar at San Juan Regional Airport.
The dividend is reported at the fair market value based
on subsequent sale.                                                66,667

One-third ownership of Mesa Propane.  Estimated fair market
was 80% of the net book value and a $41,383 loss on disposition
was recorded, prior to the dividend.                              165,532

Forgiveness of debt on the Note Receivable from Shareholder        50,000

     Total dividends paid                                        $897,199

NOTE 19 -- OPERATING LEASES

The company leases the following properties:

3400 SECOND STREET, ALBUQUERQUE, NEW MEXICO

The company paid rents of $4,500 per month from September 1, 1992 through November 30, 1992. Effective December 1, 1992, the rent increased to $4,725 per month. The lease accelerates 5% each year and expires on November 30, 2001.

GRAVES #4, FARMINGTON, NEW MEXICO

The company leases land at a base rent of $650 per month plus a premium of one cent per gallon of petroleum products from the retail outlet and 1/2 cent per gallon for petroleum products from Cardlock Fuels. The lease expires on June 30, 1998.

M & M TRUCK STOP, CORTEZ, COLORADO

As noted earlier the company leases real estate in Colorado from its 100% shareholder and subleases the property to a truck stop operator. At the present time the lease between the company and the 100% shareholder is being negotiated. Complete details of the new lease are not currently available.

GRAVES #2 STATION, 760 SOUTH MILLER STREET, FARMINGTON YARD, 761 SOUTH MILLER STREET IN FARMINGTON, NEW MEXICO

The company has entered into an agreement effective October 1, 193, whereby the company will lease land from a majority shareholder for $500 per month with annual increases of 5% per year. The lease expires on August 31, 2018. The company has the option to renew the lease for two periods of ten years.

Future minimum lease payments under these leases are as follows:

             August 31, 1994                    $ 122,042
             August 31, 1995                      125,300
             August 31, 1996                      128,721
             August 31, 1997                      131,209
             August 31, 1998                      134,982

NOTE 20 -- SUBSEQUENT EVENTS

In September 1993, Graves Oil and Butane Company, Inc. recapitalized its outstanding equity securities. The company exchanged all of the outstanding common stock for one million shares of Series A Convertible Preferred Stock one cent par value per share (redeemable at the option of the holder after September 15, 2000, for $3,573,500 plus accrued dividends) and one million shares of common stock, one cent par value. On September 29, 1993 Meteor Industries Inc. purchased 100% of the common stock of Graves for cash and notes. In connection with closing, Graves Oil & Butane Co., Inc. paid a cash dividend to Meteor Industries Inc. in the amount of $1,750,000 and loaned Meteor Industries, Inc. $100,000 (which was subsequently repaid).

At closing Graves Oil & Butane Co., Inc. obtained a new revolving line of credit for $4,100,000 which is limited to approximately $2,200,000 until the borrowing base of Graves Oil & Butane Co., Inc. as defined in the credit agreement, increases or decreases. Of the available amount, $1,850,000 was borrowed at closing to consummate the transaction as described above. The interest rate is the Norwest base rate plus 1-1/2%. The line is secured by the trade accounts receivable and inventory of Graves Oil & Butane Co., Inc.

                            SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                    METEOR INDUSTRIES, INC.


                                    By /s/ Dennis R. Staal
Date: October 3, 1996                  Dennis R. Staal, Treasurer